Exhibit 10.9

Dated 3 August 2022

FACILITY AGREEMENT

in respect of

US$9,500,000 term loan facility

for

TOP MORAL SHIPPING LIMITED

(德潤船務有限公司)
(as Borrower)

and

TOPSHEEN SHIPPING SINGAPORE PTE. LTD.

(as Corporate Guarantor)

with

CHAILEASE INTERNATIONAL FINANCIAL SERVICES (SINGAPORE) PTE. LTD.

(as Lender)

H O N G     K O N G

i

21.	Vessel undertakings	61

22.	Events of Default	65

23.	Changes to the Lender	71

24.	Changes to the Obligors	75

25.	Payment mechanics	75

26.	Set-off	78

27.	Notices	78

28.	Calculations and certificates	80

29.	Partial invalidity	80

30.	Remedies and waivers	80

31.	Amendments and waivers	81

32.	Confidential Information	84

33.	Confidentiality of Funding Rates	88

34.	Counterparts	89

35.	Governing law	89

36.	Enforcement	90

Schedules

1.	Conditions Precedent and Conditions Subsequent	92

2.	Drawdown Request	104

3.	Repayment Schedule	106

4.	Form of Assignment Agreement	107

5.	Security Documents	110

ii

THIS AGREEMENT is dated          3 August          2022 and made between:

(1)	TOP MORAL SHIPPING LIMITED ( 德 潤 船 務 有 限 公 司 ), a company incorporated in Hong Kong with limited liability and registration no. 2011310, as borrower (the “Borrower”);

(2)	TOPSHEEN SHIPPING SINGAPORE PTE. LTD., a company incorporated in Singapore with limited liability and Unique Entity Number 201539254Z, as corporate guarantor (the “Corporate Guarantor”); and

(3)	CHAILEASE INTERNATIONAL FINANCIAL SERVICES (SINGAPORE) PTE. LTD., a company incorporated in Singapore with limited liability and company no. 201934648C, as lender (the “Lender”).

THE PARTIES AGREE that:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Account Bank” means DBS Bank Ltd. or any other bank or financial institution with which the Earnings Account is at any time held with the prior written consent of the Lender.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“APLMA” means the Asia Pacific Loan Market Association Limited.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 4 (Form of Assignment Agreement) or in any other form agreed between the relevant assignor and assignee.

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Availability Period” means the period from and including the date of this Agreement to and including the earlier of:

(a)	the Delivery Date; and

(b)	30 September 2022 or such later date as the Lender may agree in its sole discretion.

“Break Costs” means the amount (if any) by which:

(a)	the interest which the Lender should have received for the period from the date of receipt of all or any part of the principal amount of the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount of the Loan or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which the Lender would be able to obtain by placing an amount equal to the principal amount of the Loan or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday):

(a)	in relation to the definition of Quotation Day and to any day on which LIBOR is to be determined, on which banks and the relevant financial markets are open for general business in London;

(b)	in relation to any date for payment of amounts under the Finance Documents, on which banks and the relevant financial markets are open for general business in Taipei, Hong Kong, Beijing, Singapore and the principal financial centre of the country of the currency of payment; and

(c)	in relation to any other matter, on which banks are open for general business in Taipei, Hong Kong, Singapore and Beijing.

“Chargor” means Ocean Master Worldwide Corporation, a BVI business company incorporated in the British Virgin Islands with limited liability and registration no. 1521028.

“Change of Control” means:

(a)	the Chargor ceases to control the Borrower;

(b)	Personal Guarantor A or TSGC ceases to control the Corporate Guarantor; or

(c)	any of Ms. Li, Personal Guarantor B or Personal Guarantor C ceases to control the Chargor,

and for the purposes of this definition, the “control” of one person (the “first person”) by another person (the “second person”) or the first person being “controlled” by the second person means that the second person (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint and/or remove all or a majority of the members of the board of directors or other governing body of the first person or otherwise controls or has the power of control over the affairs and policies of the first person.

“Charged Assets” means the assets from time to time subject, or expressed to be subject, to the Transaction Security or any part of those assets.

“Charter” means any contract of affreightment, or any demise charterparty, or any time or voyage charterparty exceeding 11 months’ duration (whether by virtue of any optional extensions or otherwise) entered into between the Borrower and a Charterer for the chartering of the Vessel by the Borrower to such Charterer during the Security Period, as the same may at any time be supplemented, amended or extended, and “Charters” means two or more of them.

“Charterer” means any person entering into a contract of affreightment, or any demise charterparty, or any time or voyage charterparty exceeding 11 months’ duration (whether by virtue of any optional extensions or otherwise) with the Borrower for the chartering of the Vessel by the Borrower to such person, and “Charterers” means two or more of them.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means:

(a)	in relation to the Lender, $9,500,000; and

(b)	in relation to any New Lender, the amount of the Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Confidential Information” means all information relating to any Obligor, the Group, the Finance Documents or the Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, a Lender or which is received by a Lender in relation to, or for the purpose of becoming a Lender under, the Finance Documents or the Facility from any Obligor or any other member of the Group or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(a)	information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 32 (Confidential information);

(ii)	is identified in writing at the time of delivery as non-confidential by any Obligor or any other member of the Group or any of its advisers; or

(iii)	is known by the Lender before the date the information is disclosed to it in accordance with paragraph (a)(i) or (a)(ii) above or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Group or any Obligor and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(b)	any Funding Rate.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Borrower and the Lender.

“Contract” means the memorandum of agreement dated 22 February 2022 as amended and supplemented by the addendum no. 1 dated 30 March 2022 (the “Addendum No. 1 to Contract”) made between the Seller, as seller and the Borrower, as buyer, whereby the Seller has agreed to sell and deliver the Vessel to the Borrower upon the terms and conditions of such agreement, together with all further addenda, amendments and supplements to it.

“Contract Price” means the total price payable by the Borrower to the Seller for the Vessel pursuant to the terms and conditions of the Contract, namely $14,000,000.

“Deed of Charge” means the deed of charge more particularly described in Schedule 5 (Security Documents).

“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Lender or a Receiver (as the case may be).

“Delivery Date” means the date, being a Business Day, on which the Vessel is delivered to, and accepted by, the Borrower under the Contract.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; and

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dollars” and “$” mean the lawful currency of the US.

“Drawdown” means the drawdown of the Facility.

“Drawdown Date” means the date of the Drawdown, being the date on which the Loan is to be made.

“Drawdown Request” means the notice substantially in the form set out in Schedule 2 (Drawdown Request).

“Earnings” means:

(a)	all moneys from time to time due or payable to the Borrower during the Security Period arising out of the use or operation of the Vessel, including:

(i)	all freight, hire and passage moneys;

(ii)	income arising under pooling arrangements; and

(iii)	compensation payable to the Borrower in the event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys;

(b)	any compensation or other damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Vessel; and

(c)	any sums recoverable under any loss of earnings insurance.

“Earnings Account” means an account in the name of the Borrower with the Account Bank (Account No. 072-019174-9) or any other account (with the Account Bank or another office of the Account Bank) which is designated by the Lender as the Earnings Account for the purposes of the Finance Documents, in each case including any renewal or redesignation of any such account.

“Emergency” means a condition, circumstance or situation which:

(a)	adversely affects, or is likely to adversely affect, the ability of the Borrower, any Charterer or any Manager to operate the Vessel safely or lawfully and in accordance with the standards of a Reasonable and Prudent Operator; or

(b)	presents or is likely to present a physical threat to persons or property or the security, integrity or reliability of the Vessel,

and in the good faith judgment of the Borrower, any Charterer or any Manager, requires the taking of immediate measures to prevent or mitigate such adverse or likely adverse effect or threat.

“Environmental Authorisation” means any Authorisation required at any time under Environmental Law.

“Environmental Claim” means any claim in connection with any violation of an Environmental Law or Environmental Authorisation which is likely to give rise to any material liability on the part of the Borrower.

“Environmental Incident” means any Spill:

(a)	from the Vessel; or

(b)	from any other vessel in circumstances where:

(i)	the Vessel, the Borrower, a Charterer or a Manager may be liable for Environmental Claims arising from the Spill; and/or

(ii)	the Vessel may be arrested or attached in connection with any such Environmental Claims or any applicable Environmental Authorisation.

“Environmental Law” means any environmental law, regulation or direction having the force of law in any jurisdiction applicable to the Borrower and/or the Vessel.

“Escrow Agent” means Hill Dickinson LLP, Singapore.

“Escrow Agreement” means the escrow agreement dated 8 March 2022 made between the Seller, the Borrower and the Escrow Agent (as amended and supplemented by the Addendum No. 1 made or to be made between the Seller, the Borrower, the Escrow Agent and the Lender and as further amended and supplemented from time to time) in respect of, among others, the Contract Price, in such form as the Seller, the Escrow Agent, the Lender and the Borrower may agree.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if the Lender is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“Final Maturity Date” means the date falling 60 Months after the Drawdown Date and if such date is not a Business Day, the Business Day immediately preceding such date.

“Finance Document” means this Agreement, any Security Document, the Drawdown Request, the Escrow Agreement or any other document designated as such by the Lender and the Borrower and “Finance Documents” means any two or more of them, as the context may require.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Funding Rate” means any individual rate notified by the Lender to the Borrower pursuant to paragraph (a)(ii) of Clause 10.3 (Cost of funds).

“GAAP” means generally accepted accounting principles, standards and practices in Hong Kong.

“General Assignment” means the general assignment more particularly described in Schedule 5 (Security Documents).

“Governmental Agency” means any government or any governmental agency, semi- governmental or judicial entity or authority (including any stock exchange or any self- regulatory organisation established under statute).

“Group” means the Obligors and their respective Subsidiaries from time to time and any other company or corporation beneficially owned, directly or indirectly, by the Personal Guarantors (or any of them) as to at least 25% of the share capital of such company or corporation from time to time, and a “member of the Group” means any one of them.

“Guarantors” means the Corporate Guarantor and the Personal Guarantors, and a

“Guarantor” means each or any one of them.

“HMT” means Her Majesty’s Treasury of the United Kingdom.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any Tax of a similar nature.

“Insurances” means:

(a)	all policies and contracts of insurance (including all entries of the Vessel in a protection and indemnity or war risks association) which are from time to time during the Security Period taken out or entered into by or for the benefit of the Borrower (whether in the joint names of the Borrower and/or the relevant Manager, or in the joint names of the Borrower, the relevant Manager and the Lender or otherwise) in connection with the Vessel or otherwise howsoever in connection with the Vessel; and

(b)	all rights, benefits, sums and other assets relating to, or deriving from, any of the foregoing (including all claims of whatsoever nature and return of premiums relating to such policies and contracts).

“Insurance Undertaking” means, in relation to any co-assured of the Insurances, the insurance undertaking more particularly described in Schedule 5 (Security Documents).

“Interest Period” means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organization and incorporated into the Safety of Life at Sea Convention, and includes any amendments or extensions of it and any regulations issued under it.

“ISPS Code” means the International Ship and Port Facility Security Code of the International Maritime Organization incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions of it and any regulation issued pursuant to it.

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty in the United Kingdom may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and remedies under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions supplied to the Lender as a condition precedent or subsequent under this Agreement on or before the relevant due date set out in Schedule 1 (Conditions Precedent and Conditions Subsequent) or pursuant to Clause 24 (Changes to the Obligors).

“Liabilities” means all present and future moneys, debts, obligations and liabilities due, owing or incurred by an Obligor to the Lender under or in connection with any Finance Document (in each case, whether alone or jointly, or jointly or severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise).

“LIBOR” means, in relation to the Loan:

(a)	the applicable Screen Rate as at 11.00 a.m. (London time) on the Quotation Day for Dollars and for a period equal in length to the Interest Period of the Loan; or

(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

“Loan” means the loan made or to be made under the Facility or, as the context may require, the principal amount outstanding at any time of the loan.

“Management Agreement” means:

(a)	a ship management agreement dated 13 July 2022 made between the Borrower and the Technical Manager (as technical manager); or

(b)	any other management agreement entered or to be entered into between the Borrower or any Manager for the technical and/or commercial management of the Vessel during the Security Period,

in each case, as the same may at any time be supplemented, amended or extended.

“Managers” means:

(a)	the Technical Manager; and

(b)	such other company appointed from time to time by the Borrower and approved by the Lender as commercial and/or technical manager of the Vessel,

and “Manager” means any of them.

“Manager’s Undertaking” means, in relation to each Manager, the manager’s undertaking more particularly described in Schedule 5 (Security Documents).

“Margin” means 4.16% per annum.

“Maritime Labour Convention” means the Maritime Labour Convention, 2006 (entered into force on 20 August 2013) and includes the Articles, Regulations and Code of the Maritime Labour Convention as amended or extended.

“MARPOL” means the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997) and includes any amendments or extensions of it and any regulation issued pursuant to it.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of any Obligor or of the Group taken as a whole;

(b)	the ability of any Obligor to perform its obligations under the Finance Documents;

(c)	the validity, legality or enforceability of any Finance Document, or the rights or remedies of the Lender under, the Finance Documents; or

(d)	the validity, legality or enforceability of any Security expressed to be created under any Security Document or the priority and ranking of any of such Security.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Mortgage” means the mortgage more particularly described in Schedule 5 (Security Documents).

“Ms. Li” means 李 冉 (LI, Ran), holder of the PRC identity card no. 320114197507289502.

“New Lender” has the meaning given to such term in Clause 23.1 (Assignments and transfers by the Lender).

“Obligors” means the Borrower, the Guarantors, the Technical Manager and all other parties to the Security Documents (other than the Lender and any Manager which is not an Affiliate of any Obligor) and “Obligor” means each or any of them, as the context may require.

“OFAC” means the US Office of Foreign Assets Control of the Department of the Treasury or its successor.

“Original Financial Statements” means:

(a)	in relation to the Borrower, its audited financial statements for the financial year ended 31 December 2020; and

(b)	in relation to the Corporate Guarantor, its audited consolidated financial statements for the financial year ended 31 December 2020.

“Party” means:

(a)	for the purposes of Clause 36.1 (Arbitration), (i) the Borrower and the Corporate Guarantor as one Party on the one hand and (ii) the Lender as the second Party on the other hand; and

(b)	for all other provisions of this Agreement, a party to this Agreement.

“Permitted Security Interests” means any:

(a)	Security created by the Finance Documents;

(b)	liens for unpaid crew’s wages which are not overdue;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than one month’s prepaid hire under any charterparty in relation to the Vessel;

(e)	liens for master’s disbursements incurred in the ordinary course of trading;

(f)	other liens arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Vessel where the Borrower is contesting the claim giving rise to such lien in good faith by appropriate steps and for the payment of which adequate reserves have been made in case the Borrower finally has to pay such claim so long as any such proceedings shall not, and may reasonably be considered unlikely to, lead to the arrest, sale, forfeiture or loss of the Vessel or any interest in the Vessel;

(g)	Security (other than a Security over any of the Charged Assets) created in favour of a plaintiff or defendant in any action of the court or tribunal before which such action is brought as security for costs and expenses where the Borrower is prosecuting or defending such action in good faith by appropriate steps or which are subject to a pending appeal and for which there shall have been granted a stay of execution pending such appeal and for the payment of which adequate reserves have been made so long as any such proceedings or the continued existence of such Security shall not, and may reasonably be considered unlikely to, lead to the arrest, sale, forfeiture or loss of, the Vessel or any interest in the Vessel; and

(h)	Security arising by operation of law in respect of Taxes which are not overdue for payment or Taxes which are overdue for payment but which are being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made so long as any such proceedings or the continued existence of such Security shall not, and may reasonably be considered unlikely to, lead to the arrest, sale, forfeiture or loss of the Vessel or any interest in the Vessel.

“Personal Guarantee” means, in relation to each Personal Guarantor, the personal guarantee more particularly described in Schedule 5 (Security Documents).

“Personal Guarantors” means:

(a)	张 东 (ZHANG, Dong), holder of the PRC identity card no. 320106197111242417 (“Personal Guarantor A”); and

(b)	雷 守 成 (LEI, Shoucheng), holder of the PRC identity card no. 310101196901014437 (“Personal Guarantor B”);

(c)	徐卿 (XU, Qing), holder of the PRC identity card no. 310110197912055016 (“Personal Guarantor C”); and

(d)	张 国 华 (ZHANG, Guohua), holder of the PRC identity card no. . 33072419750914411X (“Personal Guarantor D”);

and “Personal Guarantor” means each or either of them, as the context may require.

“Pollutant” means and includes oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.

“PRC” means the People’s Republic of China.

“Quotation Day” means:

(a)	(subject to paragraph (b) below) in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Lender in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days); or

(b)	in relation to any Interest Period the duration of which is selected by the Lender pursuant to Clause 8.3 (Default interest), such date as may be determined by the Lender (acting reasonably).

“Reasonable and Prudent Operator” means a person seeking, in good faith, to perform its contractual obligations and, in so doing and in the general conduct of its undertaking, exercising that degree or skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator complying with applicable law engaged in the same type of undertaking in the same or similar circumstances and conditions.

“Receiver” means a receiver or receiver and manager or administrative receiver appointed in respect of the whole or any part of the Charged Assets, and includes all Delegates of such Receiver.

“Related Fund”, in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Jurisdictions” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation or domicile;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it,

and a “Relevant Jurisdiction” means each or any of them, as the context may require.

“Relevant Market” means the London interbank market.

“Repayment Date” means each of the repayment dates as set out in Schedule 3 (Repayment Schedule) for the payment of a Repayment Instalment.

“Repayment Instalment” means each instalment for repayment of the Loan as set out in Schedule 3 (Repayment Schedule) (as the same may from time to time be revised pursuant to Clause 6 (Repayment)).

“Repeating Representations” means each of the representations set out in Clauses 18.1 (Status), 18.2 (Binding obligations), 18.3 (Non-conflict with other obligations), 18.4 (Power, capacity and authority), 18.5 (Validity and admissibility in evidence), 18.6 (Governing law and enforcement), 18.8 (No filing or stamp taxes), 18.10 (No misleading information), 18.11 (Financial statements), 18.12 (Pari passu ranking), 18.14 (Authorised signatories), 18.15 (Ranking of Security), 18.16 (Good title to assets), 18.17 (Legal and beneficial ownership), 18.18 (Shares), 18.19 (No immunity), 18.20 (Vessel Contracts), 18.21 (Assets of the Borrower), 18.22 (Non-Hong Kong company), 18.23 (Environmental Authorisations), 18.25 (Security), 18.26 (No other Financial Indebtedness), 18.27 (Tax compliance), 18.28 (Disclosure of material facts), 18.29 (Sanctions), 18.30 (Anti-corruption, anti-bribery and anti-money laundering), 18.31 (Insolvency and bankruptcy) and 18.32 (No breach of law).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Restricted Party” means a person that is:

(a)	listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List;

(b)	located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide or territory- wide Sanctions; or

(c)	otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

“Sale Proceeds” has the meaning given to that term in Clause 7.9 (Sale of Vessel).

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by the Sanctions Authorities.

“Sanctions Authorities” means collectively:

(a)	the US government;

(b)	the United Nations;

(c)	the European Union;

(d)	the United Kingdom;

(e)	the PRC; and/or

(f)	the respective governmental institutions and agencies of any of the foregoing, including, without limitation, OFAC, the US Department of State, and HMT,

and “Sanctions Authority” means each or any of them as the context may require.

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars for the relevant period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Lender may, specify another page or service displaying the relevant rate after consultation with the Borrower.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Deposit” means the security deposit in the amount equal to $475,000 (as the same may from time to time be reduced pursuant to paragraph (b) of Clause 20.26 (Security Deposit)).

“Security Document” means each of the Security Documents listed in Schedule 5 (Security Documents) or any other document that may at any time be executed by any person creating, evidencing or perfecting any Security to secure all or part of the Liabilities under or in connection with any Finance Document and “Security Documents” means any two or more of them, as the context may require.

“Security Perfection Requirements” means, in respect of the Security Documents defined in Schedule 5 (Security Documents):

(a)	registration of the Mortgage at the Marshall Islands Registry;

(b)	registration of particulars of the charges created under, together with certified copies of, the Mortgage, the General Assignment and the Manager’s Undertaking (to which the Technical Manager is a party) within one month of their creation at the Companies Registry of Hong Kong;

(c)	filing of particulars of the Deed of Charge in the register of charges of the Chargor pursuant to s. 162 of the BVI Business Companies Act, 2004 (as amended) (the “BVI Act”) and registration of particulars of the Deed of Charge with the BVI Registrar of Corporate Affairs pursuant to s. 163 of the BVI Act;

(d)	registration of the Personal Guarantees at the local branch of the State Administration of Foreign Exchange of the PRC within 15 Business Days after their creation, unless the Lender is satisfied that the local branch of the State Administration of Foreign Exchange of the PRC does not accept such registration in which case such security perfection requirement shall be suspended until the local branch of the State Administration of Foreign Exchange of the PRC in practice accepts such registration;

(e)	execution and delivery of all notices, acknowledgments and consents as required under each Security Document; and

(f)	any other Authorisations of the Security Documents as may be required or recommended in any legal opinion accepted under Clause 4 (Conditions of Drawdown).

“Security Period” means the period from the date of this Agreement to the date on which all Liabilities are irrevocably paid in full.

“Seller” means Mandarin Fortune Shipping Pte. Ltd., a company incorporated in Singapore with limited liability.

“Spill” means any actual or threatened emission, spill, release or discharge of a Pollutant into the environment.

“Subordination Deed” means the subordination deed more particularly described in Schedule 5 (Security Documents).

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued equity share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and “Taxation” shall be construed accordingly.

“Tax Deduction” has the meaning given to such term in Clause 12.1 (Tax definitions).

“Technical Manager” means Top Wisdom Shipping Management Co., Limited (德威船務管理有限公司), a company incorporated in Hong Kong with limited liability.

“Third Parties Act” means the Contracts (Rights of Third Parties) Act 1999.

“Total Loss” means the actual or constructive or compromised or arranged total loss of the Vessel, requisition for title or other compulsory acquisition of the Vessel (otherwise than by requisition for hire) or capture, seizure, arrest, detention or confiscation of the Vessel by any Governmental Agency or by persons acting or purporting to act on behalf of any Governmental Agency or other persons or hijacking or theft of the Vessel, unless the Vessel be released and restored to the Borrower from such capture, seizure, arrest, detention, confiscation, hijacking or theft within 30 days after the occurrence thereof.

“Transaction Security” means the Security created or evidenced or expressed to be created or evidenced under the Security Documents.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or novation agreement; and

(b)	the date on which the Lender executes the relevant Assignment Agreement or novation agreement.

“TSGC” means Topsheen Shipping Group Corporation (德运船务集团有限公司), an international company incorporated in Samoa with international company number 54445.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” means the United States of America.

“US Tax Obligor” means:

(a)	the Borrower if it is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for the purposes of US federal income tax.

“Valuer” means any independent specialist ship sale and purchase ship broker selected by the Lender and acceptable to, and at the cost of, the Borrower.

“Vessel” means the supramax bulk carrier “Mandarin Fortune” with IMO Number 9478169 and currently registered in the name of the Seller under the laws and flag of Singapore, which, upon delivery from the Seller to the Borrower pursuant to the Contract, will be renamed “Top Brilliance” and registered in the name of the Borrower under the laws and flag of the Republic of the Marshall Islands and includes any share or interest in that vessel and her engines, scrubber, machinery, boats, tackle, outfit, spare gear, fuel, consumables or other stores, belongings and appurtenances whether on board or ashore and whether now owned or after the date of this Agreement acquired and also any and all additions, improvements and replacements after the date of this Agreement made in or to that vessel or any part of that vessel or in or to her equipment and appurtenances referred to above.

“Vessel Contracts” means the Contract, each Management Agreement and, until its expiry by the effluxion of time, each Charter.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Lender”, the “Borrower”, the “Corporate Guarantor”, any “Guarantor”, any “Personal Guarantor”, the “Chargor”, the “Technical Manager”, any “Manager”, any “Obligor”, the “Seller”, the “Escrow Agent”, any “Charterer” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	“including” shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re- enacted; and

(ix)	a time of day is a reference to Taipei time unless the time of another jurisdiction is stated or implied.

(b)	The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Unless a contrary indication appears, references to Clauses and Schedules are to be construed as references to clauses of, and schedules to, this Agreement. Clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice or certificate given under or in connection with any Finance Document has the same meaning in that Finance Document, notice or certificate as in this Agreement.

(e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(f)	Where this Agreement specifies an amount in a given currency (the “specified currency”) “or its equivalent”, the “equivalent” is a reference to the amount of any other currency which, when converted into the specified currency utilising the Lender’s spot rate of exchange (or, if the Lender does not have an available spot rate of exchange, any publicly available spot rate of exchange selected by the Lender (acting reasonably)) for the purchase of the specified currency with that other currency at or about 11.00 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

(g)	In this Agreement, unless a contrary indication appears, words importing the plural include the singular and vice versa, and words importing a gender include every gender and any reference to the neuter gender shall include a reference to the masculine and feminine genders.

1.3	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)	Any Receiver or Delegate may, subject to this Clause 1.3 and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower a Dollar term loan facility in an amount equal to the Commitment.

2.2	Commitment

(a)	Subject to paragraph (b) below:

(i)	on the date of this Agreement, the currency and amount of the Commitment of the Lender is $9,500,000; and

(ii)	after the date of this Agreement:

(A)	the currency and amount of the Commitment of the Lender is $9,500,000 minus the currency and amount of its Commitment transferred by it in accordance with this Agreement; and

(B)	the currency and amount of the Commitment of any New Lender (if any) is the currency and amount of the Commitment transferred to it in accordance with this Agreement minus the currency and amount of its Commitment subsequently transferred by it in accordance with this Agreement.

(b)	The Commitment of the Lender is subject to any cancellation or reduction thereof in accordance with this Agreement.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards financing part of the Contract Price of the Vessel.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF DRAWDOWN

4.1	Initial conditions precedent

(a)	The Borrower may not deliver the Drawdown Request unless the Lender shall have received all of the documents and other evidence listed in and appearing to comply with the requirements of Part 1 of Schedule 1 (Initial Conditions Precedent). The Lender shall notify the Borrower promptly upon receiving such documents and other evidence.

(b)	Without prejudice to the obligations of the Obligors under the Finance Documents, the Lender may in its sole discretion hold any or all of the Security Documents as undelivered and undated pending their dating and delivery on the Drawdown Date or the Delivery Date (as the case may be).

4.2	Release conditions precedent

The obligation of the Lender to release the proceeds of the Loan on the Delivery Date shall be subject to the condition that the Lender shall have received, prior to such release on the Delivery Date, all of the documents and other evidence listed in and appearing to comply with the requirements of Part 2 of Schedule 1 (Release Conditions Precedent).

4.3	Delivery conditions precedent

The obligation of the Lender to make the Loan available to the Borrower or to maintain the Loan after the Delivery Date shall be subject to the condition that the Lender shall have received, on or prior to the Delivery Date, all of the documents and other evidence listed in and appearing to comply with the requirements of Part 3 of Schedule 1 (Conditions Precedent on Delivery). The Lender shall notify the Borrower promptly upon receiving such documents and other evidence.

4.4	Further conditions precedent

In addition to the requirements of Clause 4.1 (Initial conditions precedent), Clause 4.2 (Release conditions precedent) and 4.3 (Delivery conditions precedent), the Lender will only be obliged to comply with Clause 5.4 (Availability of Loan) if on the date of the Drawdown Request and on the proposed Drawdown Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each of the Borrower and the Corporate Guarantor and the representations in the other Finance Documents to be made by any Obligor that are to be repeated on such dates are true in all material respects.

4.5	Conditions subsequent

The obligation of the Lender to maintain the Loan after the Drawdown Date shall be subject to the further condition that the Lender shall have received, and the Borrower undertakes to provide the Lender with, on or prior to the relevant date specified for that document and evidence pursuant to Part 4 of Schedule 1 (Conditions subsequent), all of the documents and other evidence listed in and appearing to comply with the requirements of Part 4 of Schedule 1 (Conditions Subsequent). The Lender shall notify the Borrower promptly upon receiving such documents and other evidence.

4.6	Waiver of conditions precedent and conditions subsequent

The conditions precedent and conditions subsequent set out in this Clause 4 are inserted for the sole benefit of the Lender, and may be waived in whole or in part and with or without conditions by the Lender on or before the relevant due date without prejudicing the right of the Lender to require fulfilment of such conditions in whole or in part at any time thereafter.

5.	DRAWDOWN

5.1	Delivery of the Drawdown Request

The Borrower may draw down the Facility by delivery to the Lender of the duly completed Drawdown Request not later than 11.00 a.m. on the 5th Business Day before the proposed Drawdown Date (or such later date as the Lender may in its absolute discretion agree).

5.2	Completion of the Drawdown Request

The Drawdown Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Drawdown Date is a Business Day within the Availability Period;

(b)	the currency and amount of the Drawdown comply with Clause 5.3 (Currency and amount); and

(c)	it specifies the account and bank of the Escrow Agent to which the proceeds of the Drawdown are to be credited or the party to whom the proceeds of the Drawdown are to be paid, which comply with the Escrow Agreement.

5.3	Currency and amount

(a)	The currency specified in the Drawdown Request must be Dollars.

(b)	The amount of the proposed Loan must not exceed the Commitment.

(c)	The Loan is to be made in one lump sum.

5.4	Availability of Loan

If the conditions set out in Clauses 4 (Conditions of Drawdown) and 5.1 (Delivery of the Drawdown Request) to 5.3 (Currency and amount) have been met, the Lender shall make the Loan available by the Drawdown Date.

5.5	Cancellation of Commitment

The Commitment which, at that time, are not drawn down shall be immediately cancelled at 5.00 p.m. on the last day of the Availability Period.

6.	REPAYMENT

(a)	The Borrower shall repay the Loan by 60 monthly instalments, one each Repayment Instalment to be made on its corresponding Repayment Date as more particularly described in Schedule 3 (Repayment Schedule), provided that for the purpose of complying with applicable anti-money laundering laws and “know your customer” and other similar procedures which the Lender is required (or deems desirable) to conduct, the Borrower may elect to repay a Repayment Instalment or part of it under this paragraph or any other sum payable under the Finance Documents through the Corporate Guarantor (which election the Corporate Guarantor accepts by executing this Agreement) or its other nominee subject to the following conditions:

(i)	such election shall be made by the Borrower not less than 30 days prior to the Repayment Date of the relevant Repayment Instalment or the relevant due date;

(ii)	the Lender shall have consented to such election (such consent not to be unreasonably withheld);

(iii)	the Lender shall have received from the Borrower such documentation and other evidence as is requested by the Lender for compliance with applicable anti-money laundering laws and for the Lender to conduct all “know your customer” and other similar procedures that it requires (or deems desirable) to conduct, being in such form and substance satisfactory to the Lender; and

(iv)	the provisions of sub-paragraphs (i) to (iii) above shall not excuse the Borrower from its obligations to make all payments due to the Lender under the Finance Documents on the due dates.

(b)	For the avoidance of doubt, the Corporate Guarantor agrees that its agreement to pay under paragraph (a) above is without prejudice to its obligations under this Agreement and the other Finance Documents to which it is a party.

(c)	The Borrower may not reborrow any part of the Facility which is repaid.

(d)	If the amount of the Drawdown is less than $9,500,000, the shortfall shall be applied towards reducing the Repayment Instalments pro-rata and the Lender shall send to the Borrower a replacement repayment schedule which shall replace the repayment schedule set out in Schedule 3 (Repayment Schedule) and shall, in the absence of manifest error, be binding on the Obligors.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan or it is or will become unlawful for any Affiliate of the Lender for the Lender to do so:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event;

(b)	upon the Lender notifying the Borrower, the Commitment of the Lender will be immediately cancelled; and

(c)	the Borrower shall repay the Loan on the last day of the Interest Period occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law) and the Lender’s corresponding Commitment shall be cancelled in the amount of the participation repaid.

7.2	Voluntary prepayment

(a)	The Borrower may, if it gives the Lender not less than 30 Business Days’ (or such shorter period as the Lender may agree) prior written notice, prepay on the last day of an Interest Period applicable to it occurring not earlier than the date falling six months after the Drawdown Date, the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of $1,000,000 and an integral multiple of $100,000).

(b)	The Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Commitment is zero).

(c)	Any prepayment under this Clause 7.2 shall satisfy the obligations under Clause 6 (Repayment) towards reducing the Repayment Instalments pro-rata.

(d)	Any prepayment of the Loan, and any release of Security as a result of such prepayment, shall be conditional upon the Lender being satisfied with the continuing satisfaction of Clause 21.7 (Asset coverage) and no other Default existing or occurring as a result of such prepayment or release of Security.

7.3	Right of prepayment and cancellation

(a)	If:

(i)	any sum payable to the Lender by an Obligor is required to be increased under paragraph (a) of Clause 12.2 (Tax gross-up); or

(ii)	the Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased Costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Lender notice of cancellation of the Commitment and its intention to prepay the Loan or give the Lender notice of its intention to replace the Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of the Lender shall immediately be reduced to zero.

(c)	On the last day of the Interest Period of the Loan which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall prepay the Loan and the Lender’s corresponding Commitment shall be cancelled in the amount of the participation repaid.

(d)	The Borrower may, in the circumstances set out in paragraph (a) above, on 30 Business Days’ prior notice to the Lender, replace the Lender by requiring the Lender to (and, to the extent permitted by law, the Lender shall) transfer pursuant to Clause 23 (Changes to the Lender) all (and not part only) of its rights and obligations under the Finance Documents to a bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the Lender in accordance with Clause 23 (Changes to the Lender) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of the Loan and all accrued interest, Break Costs and other amounts payable in relation to the Loan under the Finance Documents.

(e)	The replacement of the Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Lender shall have no obligation to find a replacement Lender; and

(ii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by it pursuant to the Finance Documents.

(f)	The Lender shall perform all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer to such replacement Lender as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Borrower when it is satisfied that it has completed those checks.

7.4	Mandatory prepayment – Total Loss and failure to deliver Vessel

(a)	In the event of the Vessel becoming a Total Loss, the Commitment shall be reduced to zero and the Borrower shall prepay the Loan in full on the earlier of:

(i)	the date falling 90 days of the Vessel becoming a Total Loss; and

(ii)	the date of receipt by the Lender of the proceeds of insurance in relation to such Total Loss.

(b)	For the purpose of this Agreement:

(i)	an actual total loss of the Vessel shall be deemed to have occurred at the actual date and time the Vessel was lost but in the event of the date of the loss being unknown then the actual total loss shall be deemed to have occurred on the date on which the Vessel was last reported; and

(ii)	a constructive total loss shall be deemed to have occurred at the earliest of:

(A)	the date and time notice of abandonment of the Vessel is given to the insurers of the Vessel for the time being (provided a claim for total loss is admitted by such insurers);

(B)	if such insurers do not admit such a claim, the date and time at which a Total Loss is subsequently adjudged by a competent court of law to have occurred; and

(C)	the date and time upon which a binding agreement as to such compromised or arranged total loss has been entered into by the Vessel’s insurers;

(iii)	an expropriation, requisition, confiscation or compulsory acquisition shall be deemed to have occurred on the date it happened;

(iv)	requisition for title or other compulsory acquisition of the Vessel (otherwise than by requisition for hire), hijacking, theft, condemnation, capture, seizure, arrest or detention shall be deemed to have occurred on the date falling 45 days after the date upon which it happened; and

(v)	a compromised, agreed or arranged total loss shall be deemed to have occurred on the effective date of the relevant compromise, agreement or arrangement.

(c)	If, on the long stop date specified under paragraph 5 of the Drawdown Request, the Vessel has not been delivered to the Borrower under the Contract or no documentary evidence of such delivery has been presented to the Lender, the Lender may by notice to the Borrower cancel the Facility and declare the Loan, together with accrued interest, and all other amounts accrued under the Finance Documents due and payable and the Borrower shall procure the Loan together with interest, if any, accrued thereon to be returned to the Lender on the next immediate Business Day for prepayment of the Loan, failure of which shall constitute an Event of Default under this Agreement.

7.5	Mandatory prepayment – Change of Control

(a)	Each of the Borrower and the Corporate Guarantor shall promptly notify the Lender of the occurrence of a Change of Control.

(b)	Upon occurrence of a Change of Control without the prior written consent of the Lender, the Lender may by notice to the Borrower cancel the Facility and the Borrower shall immediately prepay the Loan, together with accrued interest, and all other amounts accrued under the Finance Documents.

7.6	Mandatory prepayment – Vessel employment

(a)	The Borrower shall promptly notify the Lender if:

(i)	the Vessel is idle without any employment or otherwise off-hire for more than three consecutive Months;

(ii)	any Charter is breached in any material respect, terminated or cancelled by any party thereto (other than termination of any Charter by effluxion of time in accordance with its terms) or the Vessel is rejected or withdrawn under any Charter for any reason whatsoever; and/or

(iii)	any Earnings is not paid to the Earnings Account.

(b)	Upon occurrence of any event under paragraph (a) above, the Lender may, whether or not the Borrower has notified the Lender of such occurrence, cancel the Facility and the Borrower shall immediately prepay the Loan, together with accrued interest, and all other amounts accrued under the Finance Documents.

7.7	Mandatory prepayment – insurance claims

If, at any time, any insurance moneys paid to the Borrower or to its order under the Insurances are not:

(a)	promptly applied in repairing the damage and/or discharging the liability in respect of which such moneys have been paid; or

(b)	reinvested into the business of the Borrower within seven days,

the Borrower shall, upon request of the Lender, prepay the Loan to the extent that such insurance moneys have not been so applied or reinvested on the last day of an Interest Period occurring after the Lender has requested the Borrower, or if earlier, the date specified by the Lender in the request delivered to the Borrower and the Lender’s corresponding Commitment shall on such date be cancelled by the amount of the Loan.

7.8	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid, and any prepayment fee payable under Clause 7.10 (Prepayment fee) and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

(f)	If all or part of the Loan is repaid or prepaid, an amount of the Lender’s Commitment (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

(g)	Any prepayment under this Clause 7 (other than Clause 7.2 (Voluntary prepayment)) shall satisfy the obligations under Clause 6 (Repayment) in such manner designated by the Lender at its discretion.

7.9	Sale of Vessel

(a)	Subject to other paragraphs of this Clause 7.9, if the Borrower wishes to sell the Vessel before the Final Maturity Date, the Borrower shall give to the Lender not less than 30 days’ prior written notice of its intention to sell the Vessel and the Lender shall have consented to such sale (such consent not to be unreasonably withheld), and the Borrower shall prepay the Facility together with all and any other Liabilities in full upon the sale of the Vessel by delivery of the Vessel to any buyer of the Vessel.

(b)	The Borrower shall procure that the Sale Proceeds of the Vessel shall be paid to the Lender upon the sale of the Vessel under paragraph (a) above and the Lender is hereby authorised and instructed to apply the Sale Proceeds upon such sale towards prepayment as required under paragraph (a) above.

(c)	In the event of a non-compliance of any provision of paragraph (b) above, the Borrower shall promptly and in any event upon or prior to the sale of the Vessel pay to the Lender an amount equal to the Liabilities then outstanding, which shall be applied by the Lender (and the Borrower hereby authorises and instructs the Lender to apply such amount) towards prepayment of the Facility together with all and any other Liabilities in full upon such sale.

(d)	All amounts received by the Lender pursuant to paragraphs (a), (b) and (c) above shall be applied by the Lender (and the Borrower hereby authorises and instructs the Lender to so apply such amounts) as follows:

(i)	in or towards repayment of the Facility, together with any accrued interest and any fees, charges and Break Costs which may be owing to the Lender under this Agreement and the other Finance Documents, in the order of application specified in Clause 25.3 (Partial payments); and

(ii)	(in the case of there being a surplus remaining after the application in sub-paragraph (d)(i) above of all amounts received by the Lender pursuant to paragraphs (a), (b) and (c) above) direct to or to the order of the Borrower.

(e)	The Lender shall be under no obligation to execute and deliver the discharges and re-assignments of the Security Documents until it is satisfied that all amounts received by the Lender pursuant to paragraphs (a), (b) and (c) above will be applied in the manner specified in paragraph (d) above. If it is so satisfied, it shall execute such discharges and re-assignments in a timely manner to facilitate such a sale of the Vessel.

(f)	For the purpose of this Clause 7.9, “Sale Proceeds” means the proceeds of sale less all costs and expenses incurred by the Borrower in connection with the sale, including broker’s commission, legal costs, stamp duties, de- registration fees and expenses relating to any dry-docking of the Vessel or repairs necessitated thereby pursuant to the sale and purchase agreement.

7.10	Prepayment fee

On any prepayment of the Loan under Clause 7.1 (Illegality), 7.2 (Voluntary prepayment), 7.4 (Mandatory prepayment – Total Loss and failure to deliver Vessel), 7.5 (Mandatory prepayment – Change of Control), 7.6 (Mandatory prepayment – Vessel employment), 7.7 (Mandatory prepayment – insurance claims) or Clause 21.7 (Asset coverage), the Borrower shall pay to the Lender on the prepayment date a prepayment fee computed at the rate of 2% of the amount prepaid.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	one Month LIBOR.

8.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period.

8.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2% per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non- payment, constituted the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Lender.

(b)	If any Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be 2% per annum higher than the rate which would have applied if the Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notification of rates of interest

(a)	The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

(b)	The Lender shall promptly notify the Borrower of each Funding Rate relating to the Loan.

9.	INTEREST PERIODS

9.1	Duration of Interest Periods

(a)	Each Interest Period for the Loan shall be one Month or any other period agreed between the Borrower and the Lender provided always that:

(i)	the first Interest Period of the Loan shall commence on the Drawdown Date and each subsequent Interest Period shall commence forthwith upon the expiry of the previous Interest Period; and

(ii)	if any Interest Period of the Loan would otherwise overrun a Repayment Date, then that Interest Period shall end on that Repayment Date.

(b)	An Interest Period for the Loan shall not extend beyond the Final Maturity Date.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Unavailability of Screen Rate

If no Screen Rate is available for LIBOR for the Interest Period of the Loan there shall be no LIBOR for the Loan and Clause 10.3 (Cost of funds) shall apply to the Loan for that Interest Period.

10.2	Market disruption

If before 5.00 p.m. on the Business Day immediately following the Quotation Day for the relevant Interest Period the Lender notifies the Borrower that the cost to it of funding the Loan from whatever source it may reasonably select would be in excess of LIBOR then Clause 10.3 (Cost of funds) shall apply to the Loan for the relevant Interest Period.

10.3	Cost of funds

(a)	If this Clause 10.3 applies, the rate of interest on the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate (the “Cost of Funds Rate”) notified to the Borrower by the Lender as soon as practicable and in any event within five Business Days of the first day of that Interest Period (or, if earlier, on the date falling three Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the Lender of funding the Loan from whatever source it may reasonably select and if the Borrower so requests, the Lender shall, as soon as reasonably practicable after such request by the Borrower, provide a certificate confirming the Cost of Funds Rate.

(b)	If this Clause 10.3 applies and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations in good faith (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall be binding on all Parties.

(d)	If this Clause 10.3 applies pursuant to Clause 10.2 (Market disruption) and:

(i)	the Lender’s Funding Rate is less than LIBOR; or

(ii)	the Lender does not supply a quotation by the time specified in paragraph (a)(ii) above, the cost to the Lender of funding the Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

(e)	For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the 30 day period, the rate of interest shall continue to be determined in accordance with the terms of this Agreement.

10.4	Notification to Borrower

If Clause 10.3 (Cost of funds) applies the Lender shall, as soon as is practicable, notify the Borrower.

10.5	Break Costs

(a)	The Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Loan or an Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or that Unpaid Sum.

(b)	The Lender shall, as soon as reasonably practicable after a demand by the Borrower, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Facility fee

The Borrower shall pay to the Lender a non-refundable facility fee of $180,500, the payment of which by the Borrower the Lender hereby acknowledges.

11.2	Upfront prepaid transaction fee

(a)	The Borrower shall pay to the Lender an upfront prepaid transaction fee of $35,000, the payment of which by the Borrower the Lender hereby acknowledges.

(b)	If the upfront prepaid transaction fee received by the Lender under paragraph (a) above is less than the actual costs and expenses incurred by the Lender under the Finance Documents, the Borrower shall pay to the Lender or to its order such shortfall upon presentation of the relevant service provider’s invoice to the Borrower provided that the Lender shall consult with the Borrower in advance (but without any necessity for the Lender to obtain any consent from the Borrower).

(c)	If the upfront prepaid transaction fee received by the Lender under paragraph (a) above exceeds the actual costs and expenses incurred by the Lender under the Finance Documents, the Lender shall either apply the excess to reduce the amount of interest on the Loan payable under Clause 8.2 (Payment of interest) on the last day of the first Interest Period of the Loan, or return it to the Borrower or to its order.

12.	TAX GROSS-UP AND INDEMNITIES

12.1	Tax definitions

(a)	In this Clause 12:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by an Obligor to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	All payments to be made by an Obligor to the Lender under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor is required to make a Tax Deduction, in which case the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that the Lender receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to the Lender.

(c)	If an Obligor is required to make a Tax Deduction, that Obligor shall, and the Borrower shall ensure that Obligor will, make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

12.3	Tax indemnity

(a)	Without prejudice to Clause 12.2 (Tax gross-up), if the Lender is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for the purposes of Tax to be received or receivable by the Lender whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, the Borrower shall, within three Business Days of demand by the Lender, promptly indemnify the Lender against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 12.3 shall not apply to:

(i)	any Tax imposed on and calculated by reference to the net income actually received or receivable by the Lender (but, for the avoidance of doubt, not including any sum deemed for the purposes of Tax to be received or receivable by the Lender but not actually receivable) by the jurisdiction in which the Lender is incorporated; or

(ii)	any Tax imposed on and calculated by reference to the net income of the Lender actually received or receivable by the Lender (but, for the avoidance of doubt, not including any sum deemed for the purposes of Tax to be received or receivable by the Lender but not actually receivable) by the jurisdiction in which the Lender is located.

(b)	If the Lender intends to make a claim under paragraph (a) above, it shall notify the Borrower of the event giving rise to the claim.

12.4	Tax credit

If an Obligor makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	the Lender has obtained and utilised that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

12.5	Stamp taxes

The Borrower shall:

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document; and

(b)	within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document.

12.6	Indirect Tax

(a)	All amounts set out or expressed in a Finance Document to be payable by any Obligor to the Lender shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by the Lender to any Obligor in connection with a Finance Document, that Obligor shall, and the Borrower shall ensure that Obligor will, pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires any Obligor to reimburse or indemnify the Lender for any costs or expenses, that Obligor shall, and the Borrower shall ensure that Obligor will, also at the same time pay and indemnify the Lender against all Indirect Tax incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

12.7	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party under paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige the Lender to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction and gross-up by Obligor

(a)	If an Obligor is required to make a FATCA Deduction, that Obligor shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

(b)	If a FATCA Deduction is required to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(c)	The Borrower shall promptly upon becoming aware that an Obligor must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower or that Obligor on becoming so aware in respect of a payment payable to the Lender.

(d)	Within 30 days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Obligor making that FATCA Deduction or payment shall, and the Borrower shall ensure that Obligor will, deliver to the Lender evidence reasonably satisfactory to the Lender that the FATCA Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant governmental or taxation authority.

12.9	FATCA Deduction by the Lender

(a)	The Lender may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. The Lender, when it becomes aware that it must make a FATCA Deduction in respect of a payment to the Borrower (or that there is any change in the rate or the basis of such FATCA Deduction), shall notify the Borrower.

(b)	The Borrower shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered by the Lender as a result of the Lender making a FATCA Deduction in respect of a payment due to it under a Finance Document.

(c)	If the Lender makes, or intends to make, a claim under paragraph (b) above, it shall promptly notify the Borrower of the FATCA Deduction which will give, or has given, rise to the claim.

13.	INCREASED COSTS

13.1	Increased Costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within five Business Days of a demand by the Lender, pay the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The terms “law” and “regulation” in this paragraph (a) shall include any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by the Lender or one of its Affiliates);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the undertaking or performance by the Lender of any of its obligations under any Finance Document or any funding of the Loan or Unpaid Sum.

13.2	Increased cost claims

(a)	If the Lender intends to make a claim pursuant to Clause 13.1 (Increased Costs), it shall notify the Borrower of the event giving rise to the claim.

(b)	The Lender shall, as soon as practicable after a demand by the Borrower, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (a) of Clause 12.3 (Tax indemnity) applied); or

(c)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

14.	MITIGATION BY THE LENDER

14.1	Mitigation

(a)	The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs) including in relation to any circumstances which arise following the date of this Agreement, transferring its rights and obligations under the Finance Documents to another Affiliate.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

14.2	Limitation of liability

(a)	The Borrower shall promptly indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 14.1 (Mitigation).

(b)	The Lender is not obliged to take any steps under Clause 14.1 (Mitigation) if, in its opinion (acting reasonably), to do so might be prejudicial to it.

14.3	Conduct of business by the Lender

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (Tax or otherwise) or any computations in respect of Tax.

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to the Lender at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall, within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)	any information produced, provided or approved by or on behalf of an Obligor being or being alleged to be misleading and/or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated, financed or secured under the Finance Documents;

(d)	a failure by an Obligor to pay any amount due under a Finance Document on its due date or in the relevant currency;

(e)	funding, or making arrangements to fund, the Loan requested by the Borrower in the Drawdown Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone);

(f)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower;

(g)	investigating any event which it reasonably believes is a Default;

(h)	interpreting or invoking any provision of any Finance Document;

(i)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(j)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under any Finance Document,

other than any such cost, loss or liability incurred by the Lender as a result of its gross negligence or wilful misconduct.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement or in a Security Document; and

(b)	any other Finance Documents executed after the date of this Agreement,

irrespective of whether (i) the transaction contemplated by the Finance Documents is fully completed or (ii) the Drawdown is made under this Agreement.

16.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent under any Finance Document; or

(b)	an amendment is required pursuant to Clause 25.7 (Change of currency),

the Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by it in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement and preservation costs

The Borrower shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Lender as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights.

16.4	Security expenses

The Borrower shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the administration or release of any Transaction Security.

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

The Corporate Guarantor irrevocably and unconditionally:

(a)	guarantees to the Lender punctual performance by each other Obligor of all that other Obligor’s obligations under the Finance Documents;

(b)	undertakes with the Lender that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, the Corporate Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of another Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Corporate Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of the Liabilities, regardless of any intermediate payment or discharge in whole or in part and despite the health or incapacity (whether mental or physical) or demise of any Personal Guarantor.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any Security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, Security or other disposition which is avoided or must be restored in insolvency, bankruptcy, liquidation, administration or otherwise, then the liability of the Corporate Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of the Corporate Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause 17, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or any other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor, any other member of the Group or any other person;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or any Security over assets of, any Obligor or any other person or any non- presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution, amalgamation, reorganisation, or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or Security including any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or Security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or Security;

(g)	any insolvency, bankruptcy or similar proceedings; or

(h)	this Agreement or any other Finance Document not being executed by or binding upon any party.

17.5	Corporate Guarantor intent

Without prejudice to the generality of Clause 17.4 (Waiver of defences), the Corporate Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

17.6	Immediate recourse

The Corporate Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or Security or claim payment from any person before claiming from the Corporate Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.7	Appropriations

Until all Liabilities have been irrevocably paid in full and no Commitment is in force, the Lender (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, Security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of the Liabilities, or apply and enforce the same in such manner and order as it sees fit (whether against the Liabilities or otherwise) and the Corporate Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in a suspense account any moneys received from the Corporate Guarantor or on account of the Corporate Guarantor’s liability under this Clause 17.

17.8	Deferral of Corporate Guarantor’s rights

Until all Liabilities have been irrevocably paid in full and no Commitment is in force or unless the Lender otherwise directs, the Corporate Guarantor will not exercise or otherwise enjoy the benefit of any right which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(a)	to be indemnified by another Obligor;

(b)	to claim any contribution from any other guarantor of or provider of Security for any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or Security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Corporate Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any other Obligor; and/or

(f)	to claim or prove as a creditor of any other Obligor in competition with the Lender.

If the Corporate Guarantor shall receive any benefit, payment or distribution in relation to any such right it shall hold that benefit, payment or distribution (or so much of it as may be necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Finance Documents to be paid in full) on trust for the Lender, and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 25 (Payment mechanics).

17.9	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or Security now or subsequently held by the Lender.

17.10	Executed as a deed

The Corporate Guarantor executes this Agreement as a deed. The Parties intend this Agreement to bind the Corporate Guarantor as a deed, and it shall take effect as a deed, even though the other Parties execute this Agreement under hand.

18.	REPRESENTATIONS

Each of the Borrower and the Corporate Guarantor makes the representations and warranties set out in this Clause 18 to the Lender on the date of this Agreement (or, in the case of the Security Documents which are to be executed after the date of this Agreement, on the date of their execution and delivery).

18.1	Status

(a)	Each Obligor (other than any Obligor which is an individual) is a company or, as the case may be, a corporation, duly incorporated and validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation or domicile.

(b)	Each Obligor (other than any Obligor which is an individual) has the power to own its assets and carry on its business as it is being conducted.

(c)	No Obligor is a FATCA FFI or a US Tax Obligor.

(d)	Each Obligor which is an individual is of full age and has the capacity to execute, deliver and perform its obligations under the Finance Documents to which it is a party and the transactions contemplated by it.

(e)	Each Obligor which is an individual is not incapable of managing its own affairs by reason of illness or incapacity (whether mental or physical).

(f)	The Borrower is a wholly-owned Subsidiary of the Chargor.

(g)	The entire issued share capital of the Corporate Guarantor is legally and beneficially owned by Personal Guarantor A and TSGC, with 1,833,000 ordinary shares owned by Personal Guarantor A and 2,867,000 ordinary shares owned by TSGC respectively.

(h)	The Borrower has no Subsidiary.

(i)	The shares in the capital of the Borrower are fully paid and are not subject to any option to purchase or similar rights.

18.2	Binding obligations

(a)	The obligations expressed to be assumed by each Obligor in each Finance Document to which it is a party are legal, valid, binding and enforceable, subject to:

(i)	any general principles of law limiting its obligations which are specifically referred to in any legal opinion accepted under Clause 4 (Conditions of Drawdown); and

(ii)	in the case of any Security Document, the relevant Security Perfection Requirements.

(b)	Without limiting the generality of paragraph (a) above, each Security Document creates the security interests which that Security Document purports to create and those security interests are valid and effective.

18.3	Non-conflict with other obligations

The entry into and performance by each Obligor and each of the other parties to the Vessel Contracts of, and the transactions contemplated by, the Vessel Contracts and the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents (other than in the case of any Obligor which is an individual); or

(c)	any agreement or instrument binding upon it or any of its assets,

nor (except as provided in any Security Document) result in the existence of, or oblige it to create, any Security over any of its assets.

18.4	Power, capacity and authority

(a)	Each Obligor and each of the other parties to the Vessel Contracts has full capacity and legal right (in the case of each Personal Guarantor) or the power (in the case of each other Obligor and each of the other parties to the Vessel Contracts) to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Vessel Contracts and the Finance Documents to which it is a party and the transactions contemplated by those documents and to create the Security expressed to be created by the Security Documents to which it is or will be a party.

(b)	No limit on any Obligor’s powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is, or will be, a party.

18.5	Validity and admissibility in evidence

Subject to the Legal Reservations, all Authorisations required or desirable:

(a)	to enable each Obligor and each of the other parties to the Vessel Contracts lawfully to enter into, exercise its rights and comply with its obligations in the Vessel Contracts and the Finance Documents to which it is a party;

(b)	to make the Vessel Contracts and the Finance Documents to which each such party is a party admissible in evidence in its Relevant Jurisdiction;

(c)	for each such party to carry on its business, and which are material; and

(d)	to enable each such party to create the Security to be created by it under any Security Document and to ensure that such Security has the priority and ranking it is expressed to have,

have been obtained or effected and are in full force and effect, subject in the case of any Security Document to the relevant Security Perfection Requirements.

18.6	Governing law and enforcement

(a)	Each choice of law set out in the Vessel Contracts and the Finance Documents will be recognised and enforced in the Relevant Jurisdictions of each Obligor and each of the other parties to the Vessel Contracts.

(b)	Any judgment or arbitral award obtained in the jurisdiction to which the parties have submitted in relation to a Finance Document will be recognised and enforced in the Relevant Jurisdictions of each Obligor.

18.7	Deduction of Tax

It is not required under the laws of any Relevant Jurisdiction of any Obligor or at its address specified in this Agreement to make any Tax Deduction from any payment it may make under any Finance Document.

18.8	No filing or stamp taxes

Under the laws of each Relevant Jurisdiction of each Obligor and each of the other parties to the Vessel Contracts it is not necessary, subject to the relevant Security Perfection Requirements, that any of the Vessel Contracts or the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to any of the Vessel Contracts or the Finance Documents or the transactions contemplated by any of the Vessel Contracts or the Finance Documents.

18.9	No Default

(a)	No Default is continuing or might reasonably be expected to result from the making of the Drawdown.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on any Obligor or any of its Subsidiaries (if any) or to which its (or any of its Subsidiaries’ (if any)) assets are subject which might have a Material Adverse Effect.

18.10	No misleading information

(a)	All information provided by or on behalf of any Obligor in relation to any Finance Document was true, complete and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated and was not misleading in any respect.

(b)	All financial projections provided by or on behalf of any Obligor have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from the information so provided and no information has been given or withheld that results in the information provided by or on behalf of any Obligor being untrue or misleading in any material respect.

18.11	Financial statements

(a)	The financial statements of each of the Borrower and the Corporate Guarantor most recently supplied to the Lender (which, at the date of this Agreement, are their respective Original Financial Statements) were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such financial statements.

(b)	The financial statements of each of the Borrower and the Corporate Guarantor most recently supplied to the Lender (which, at the date of this Agreement, are their respective Original Financial Statements) give a true and fair view of (if audited) or fairly represent (if unaudited) their financial condition and operations (consolidated in the case of the Corporate Guarantor (where applicable)) for the period to which they relate, save to the extent expressly disclosed in such financial statements.

(c)	There has been no material adverse change in the business or financial condition of the Borrower or the Corporate Guarantor (consolidated in the case of the Corporate Guarantor (where applicable)) since the date of their respective Original Financial Statements.

18.12	Pari passu ranking

The payment obligations of each Obligor under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.13	No proceedings

(a)	No litigation, arbitration, bankruptcy or administrative proceedings of or before any court, arbitral body or agency (including any Environmental Claims) which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started, pending or threatened against any Obligor.

(b)	No judgment or order of a court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief) been made against any Obligor.

18.14	Authorised signatories

Any person specified as an authorised signatory of an Obligor (other than any Obligor which is an individual) under Schedule 1 (Conditions Precedent and Conditions Subsequent) or paragraph (h) of Clause 19.3 (Information: miscellaneous) is authorised to sign the Drawdown Request (in the case of the Borrower only) and other notices on its behalf.

18.15	Ranking of Security

The Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

18.16	Good title to assets

Each of the Obligors has a good and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

18.17	Legal and beneficial ownership

Each Obligor is the sole legal and beneficial owner of and has a good and marketable title to the respective assets over which it purports to grant Security and the Security created under, or permitted by, the Security Documents.

18.18	Shares

The shares of the Borrower which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of the Borrower do not and cannot restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Borrower (including any option or right of pre-emption or conversion).

18.19	No immunity

No Obligor nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceedings (including suit, attachment prior to judgment, execution or other enforcement).

18.20	Vessel Contracts

(a)	The Borrower has delivered to the Lender true and complete copies of the Vessel Contracts, and such documents constitute legal, valid, binding and enforceable obligations of the parties thereto. There are no material agreements (other than the Finance Documents and the Vessel Contracts) to which the Borrower is a party.

(b)	Other than the Vessel Contracts, the Borrower has not entered into any charterparty, contract of affreightment, management agreement or other contract relating to the purchase, operation, management or use of the Vessel except as permitted under the Finance Documents.

18.21	Assets of the Borrower

Save for the Vessel and any other assets and properties arising out of the Borrower’s ownership of the Vessel, the Borrower has no other vessels or assets or property.

18.22	Non-Hong Kong company

No Obligor is registered as a non-Hong Kong company under Companies Ordinance (Cap. 622 of the Laws of Hong Kong).

18.23	Environmental Authorisations

All records, reports, returns, registrations and information necessary for compliance with any Environmental Law or any Environmental Authorisations have been made or given to the relevant competent authority in accordance with the requirements thereof.

18.24	Environmental provisions

All applicable Environmental Laws and Environmental Authorisations relating to the Vessel and her operation and management have been complied with in all material respects and no Environmental Claim has been made or threatened against any Obligor in connection with the Vessel and no Environmental Incident has occurred.

18.25	Security

No Security exists over any of the Charged Assets which would cause a breach of paragraph (a) of Clause 20.4 (Negative pledge).

18.26	No other Financial Indebtedness

Neither the Obligors (other than the Personal Guarantors) nor any other member of the Group has incurred, or entered into any agreement relating to, Financial Indebtedness in breach of Clause 20.14 (Borrowing of other Financial Indebtedness).

18.27	Tax compliance

(a)	Each Obligor has complied in all material respects with all Tax laws and regulations applicable to it and its business.

(b)	Except as approved by the Lender (such approval not to be unreasonably withheld), each Obligor shall maintain its residence for Tax purposes in its Relevant Jurisdictions and ensure that it is not resident for Tax purposes in any other jurisdiction.

(c)	In relation to each of the Obligors:

(i)	none of its tax returns required to be filed are materially overdue; and

(ii)	all its Taxes have been paid and no Tax payment is overdue,

in the jurisdictions in which it is situated or carries on business or otherwise is subject to Taxation.

(d)	No claims or investigations with respect to Taxes which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have been, or may reasonably be considered likely to be, made or conducted against the Borrower or any other Obligor, except to the extent that:

(i)	such claims or investigations are or will be contested in good faith; and

(ii)	adequate reserves have been established and provided for in the financial statements of each of the Borrower and the Corporate Guarantor most recently supplied to the Lender (which, at the date of this Agreement, are their respective Original Financial Statements).

18.28	Disclosure of material facts

No Obligor is aware of any material facts or circumstances which have not been disclosed to the Lender and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by the Finance Documents available to the Borrower.

18.29	Sanctions

None of the Obligors and the Managers, nor any of their respective Subsidiaries or joint venture partners, nor any of their respective directors, officers or employees nor, to the knowledge of the Obligors, any person acting on any of their behalf:

(a)	is a Restricted Party; or

(b)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

18.30	Anti-corruption, anti-bribery and anti-money laundering

Each of the Obligors and the Managers has conducted its business in compliance with applicable anti-corruption, anti-bribery and anti-money laundering laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

18.31	Insolvency and bankruptcy

No corporate action, legal proceedings or other procedure or step described in Clause 22.8 (Insolvency or bankruptcy proceedings), and no creditors’ process described in Clause 22.9 (Creditors’ process), has been taken or, to the knowledge of any Obligor, pending or threatened against any Obligor or any other member of the Group, and none of the circumstances described in Clause 22.7 (Insolvency or bankruptcy) applies to any Obligor or any other member of the Group.

18.32	No breach of law

(a)	None of the Obligors are in breach of any law or regulation which has, or may reasonably be considered likely to have, a Material Adverse Effect.

(b)	No labour disputes are current, or, to the best of the knowledge of any Obligor and having made all reasonable enquiry, pending or threatened against any Obligor, or may reasonably be considered likely to have, a Material Adverse Effect.

18.33	Repetition

The Repeating Representations are deemed to be made by each of the Borrower and the Corporate Guarantor by reference to the facts and circumstances then existing on the date of the Drawdown Request, on the Delivery Date and the first day of each Interest Period.

18.34	Additional representations

The representations and warranties contained in each Security Document will be true as at the date of execution and delivery of such Security Document by reference to the facts and circumstances then existing.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any Liability is outstanding or the Commitment is in force.

19.1	Financial statements

The Borrower shall supply to the Lender:

(a)	as soon as the same become available, but in any event within 180 days after the end of each of its financial years (or such other longer period with the prior written consent of the Lender):

(i)	the audited financial statements of the Borrower for that financial year; and

(ii)	the audited consolidated and unconsolidated financial statements of the Corporate Guarantor for that financial year,

or other financial statements in form and substance satisfactory to the Lender; and

(b)	as soon as the same become available, but in any event within 90 days after the end of each half of each of its financial years:

(i)	the unaudited financial statements of the Borrower for that financial half year; and

(ii)	the unaudited financial statements of the Corporate Guarantor for that financial half year,

or other financial statements in form and substance satisfactory to the Lender.

19.2	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 19.1 (Financial statements) shall be certified by a director of the relevant company as giving a true and fair view of (in the case of any such financial statements which are audited) or fairly representing (in the case of any such financial statements which are unaudited) its financial condition and operations (or, in the case of the Corporate Guarantor (where applicable), its consolidated financial condition and operations) as at the date of and for the period in relation to which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP, the accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Lender that there has been a change in GAAP, the accounting practices or financial reference periods and its auditors (or, if appropriate, the auditors of that Obligor) deliver to the Lender:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, the accounting practices and financial reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lender to make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which that Obligor’s Original Financial Statements were prepared.

19.3	Information: miscellaneous

The Borrower shall supply to the Lender:

(a)	all documents dispatched by any Obligor to its shareholders (or any class of them) or its creditors generally at the same time as they are despatched;

(b)	promptly upon becoming aware of them, details of any litigation, arbitration, bankruptcy or administrative proceedings which are current, threatened or pending against any Obligor, and which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly upon becoming aware of them, details of any inquiry, investigation, claim, action, suit, or proceeding pursuant to Sanctions against it, any of its direct or indirect owners, any other Obligor or any of their respective directors, officers, employees, agents or representatives, as well as information as to what steps are being taken to respond to any such inquiry or investigation or to defend any such claim, action, suit or proceeding;

(d)	promptly upon becoming aware that it, any of its direct or indirect owners, other member of the Group or any of their respective directors, officers, employees, agents or representatives, has become or is likely to become a Restricted Party;

(e)	promptly upon becoming aware of them, details of any judgment or order of a court, arbitral body or agency which is made against any Obligor or any other member of the Group, and which might have a Material Adverse Effect;

(f)	promptly, such further information regarding the financial condition, business and operations of any Obligor as the Lender may request;

(g)	promptly, such further information and records regarding the Charged Assets and compliance of the Obligors with the terms of the Finance Documents as the Lender may request;

(h)	promptly, notice of any change in authorised signatories of any Obligor (other than any Obligor which is an individual) signed by a director or the company secretary of such Obligor accompanied by specimen signatures of any new authorised signatories;

(i)	promptly, any notice being received from any competent authority amending, terminating or suspending or threatening to amend, terminate or suspend any Authorisation where such action (or implementing the result thereof) constitutes a Material Adverse Effect; and

(j)	promptly, upon becoming aware of them, details of any circumstances which may lead to:

(i)	any Authorisation not being obtained or effected or not remaining in full force and effect (other than in accordance with its terms); or

(ii)	any Authorisation not being obtained, renewed or effected when required,

where failure to obtain and/or maintain the same constitutes a Material Adverse Effect.

19.4	Notification of Default

(a)	Each of the Borrower and the Corporate Guarantor shall notify the Lender of any Default (and in each case, the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of its directors on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.5	Environmental

Each of the Borrower and the Corporate Guarantor shall promptly notify the Lender of:

(a)	any Environmental Claim;

(b)	any material inspections, investigations, studies, audits, tests, reviews and other analysis carried out by it or on its behalf (but excluding any routine inspection) in relation to any environmental matters; and

(c)	details of any material non-compliance by it with any applicable Environmental Law or applicable Environmental Authorisation or any suspension, revocation or modification of any Environmental Authorisation and shall set out the action it intends to take with respect to those matters, in relation to the Vessel.

19.6	“Know your customer” checks

Each of the Borrower and the Corporate Guarantor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or on behalf of any prospective new Lender) in order for the Lender or any prospective new Lender to conduct all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct.

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any Liability is outstanding or the Commitment is in force.

20.1	Authorisations

(a)	Each of the Borrower and the Corporate Guarantor shall, and shall ensure that each other Obligor will promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Lender of,

any Authorisation required (A) to enable each Obligor to perform its obligations under the Vessel Contracts and the Finance Documents and (B) to ensure the legality, validity, enforceability or admissibility in evidence in its Relevant Jurisdictions of the Vessel Contracts and any Finance Document to which that Obligor is subject.

(b)	Each of the Borrower and the Corporate Guarantor shall, and shall ensure that each other Obligor will, ensure that all the Security Perfection Requirements have been or will be done or obtained (as the case may be) no later than the latest date permitted by applicable law and in any event by such date as the Lender may specify.

20.2	Compliance with laws

Each of the Borrower and the Corporate Guarantor shall, and shall ensure that each other Obligor will, comply in all respects with all laws to which it may be subject.

20.3	Pari passu ranking

Each of the Borrower and the Corporate Guarantor shall, and shall ensure that each other Obligor will, ensure that its payment obligations under the Finance Documents rank and continue to rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.4	Negative pledge

(a)	Neither the Borrower nor the Corporate Guarantor shall, and each of the Borrower and the Corporate Guarantor shall ensure that no other Obligor and no other member of the Group will, create or permit to subsist any Security over any of the Charged Assets or the Earnings Account other than Permitted Security Interests.

(b)	The Borrower shall not:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into or permit to subsist any title retention arrangement;

(iv)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

20.5	Disposals and preservation of assets

(a)	Neither the Borrower nor the Corporate Guarantor shall, and each of the Borrower and the Corporate Guarantor shall ensure that no other Obligor and no other member of the Group will, enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any Charged Assets (save for a sale of the Vessel in accordance with Clause 7.9 (Sale of Vessel) or a lease of the Vessel under any Charter).

(b)	Each of the Borrower and the Corporate Guarantor shall, and shall ensure that each other Obligor will, maintain all its assets necessary for the conduct of its business as conducted from time to time in good working order and condition.

20.6	Merger

Neither the Borrower nor the Corporate Guarantor shall, and each of the Borrower and the Corporate Guarantor shall ensure that no other Obligor will:

(a)	enter into any amalgamation, demerger, merger or corporate reconstruction; or

(b)	re-domicile or continue its existence under the laws of any jurisdiction other than its jurisdiction of incorporation.

20.7	No proceedings

Except with the prior written consent of the Lender, neither the Borrower nor the Corporate Guarantor shall, and each of the Borrower and the Corporate Guarantor shall ensure that no other Obligor will, commence or settle any litigation, arbitration or administrative proceedings in respect of the Vessel Contracts and/or the Vessel.

20.8	Change of business

The Borrower shall not carry on or engage in or be concerned with any business or activities except those of owner and operator of an ocean-going vessel and activities incidental thereto.

20.9	Insurance

Each of the Borrower and the Corporate Guarantor shall, and shall ensure that each other Obligor will, maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies located in the same or similar location and carrying on a similar business, and the Borrower shall insure the Vessel in accordance with the terms of the Mortgage.

20.10	Cancellation, termination and amendment of documents

Except with the prior written consent of the Lender, the Borrower shall not cancel, terminate or amend or permit to be cancelled, terminated or amended any of the Vessel Contracts.

20.11	Taxes

Each of the Borrower and the Corporate Guarantor shall, and shall ensure that each other Obligor will:

(a)	file or cause to be filed all tax returns required to be filed in all jurisdictions in which it is situated or carries on business or otherwise is subject to Taxation; and

(b)	pay all Taxes shown to be due and payable on such returns or any assessments made against it, except to the extent these are contested in good faith and by appropriate means where such payment may be lawfully withheld and for which adequate reserves have been established by it taking into account the amount of Taxes payable.

20.12	Dividends

Except with the prior written consent of the Lender, the Borrower shall not pay any dividends upon any of its outstanding shares or stock.

20.13	Reduction of capital

The Borrower shall not redeem, repay, purchase, cancel or otherwise return, acquire or reduce all or any class or part of its issued share or loan capital.

20.14	Borrowing of other Financial Indebtedness

None of the Obligors (other than the Corporate Guarantor and the Personal Guarantors) shall create, incur, assume, suffer to exist or in any manner become or remain liable for any Financial Indebtedness, other than:

(a)	Financial Indebtedness normally associated with the day to day operation of the Vessel, or otherwise in the normal course of business on terms reasonably acceptable to the Lender;

(b)	Financial Indebtedness under the Vessel Contracts and the Finance Documents; and

(c)	Financial Indebtedness, including, in relation to the Borrower, all shareholders’ and all intercompany advances, which by its terms is subordinate and subject in right of payment to the prior payment in full of the Financial Indebtedness under or pursuant to the Finance Documents, as provided in Clause 20.21 (Subordination) or as otherwise evidenced by a subordination deed in form and substance satisfactory to the Lender.

20.15	Loans and guarantees

The Borrower shall not:

(a)	make or allow to subsist any loan, or provide any form of credit or financial accommodation, to any other person; or

(b)	give or allow to remain outstanding any guarantee, indemnity, bond or letter of credit to or for the benefit of, or in respect of liabilities or obligations of, any other person or voluntarily assume any liability (whether actual or contingent) of any other person, provided that the above does not apply to:

(i)	loans, guarantees, indemnities, bonds and letters of credit under or expressly permitted by the Finance Documents; and

(ii)	trade credit, guarantees, indemnities, bonds and letters of credit granted, given or issued by the Borrower on arm’s length terms and in the ordinary course of its trading, not in respect of Financial Indebtedness.

20.16	Acquisitions and investments

The Borrower shall not:

(a)	invest in or acquire any share in or any security issued by any person, or any interest therein or in the capital of any person, or make any capital contribution to any person;

(b)	invest in or acquire any business or going concern, or the whole or substantially the whole of the assets or business of any person, or any assets that constitute a division or operating unit of the business of any person; or

(c)	enter into any joint venture, consortium, partnership or similar arrangement with any person.

20.17	New material contracts

The Borrower shall not enter into any new agreement, except for:

(a)	agreements that are reasonably required in the ordinary course of the Borrower’s business on normal commercial terms;

(b)	agreements otherwise permitted or required by the Vessel Contracts and the Finance Documents; or

(c)	agreements which will be fully performed prior to the Drawdown Date.

20.18	Expenditure

The Borrower shall not incur, or commit to, any expenditure except:

(a)	an expenditure that is reasonably required in the ordinary course of the Borrower’s business on normal commercial terms;

(b)	as expressly permitted by the Finance Documents; or

(c)	in Emergency circumstances, and in accordance with the standards of a Reasonable and Prudent Operator, to avoid or mitigate the risk of injury or material damage.

20.19	Transfer or allotment of shares and change in control or management

Except with the prior written consent of the Lender, neither the Borrower nor the Corporate Guarantor shall:

(a)	permit any change in its legal or beneficial ownership or management as at the date of this Agreement;

(b)	allot or issue any new shares, or grant or permit the granting of any option to acquire any of its issued or unissued shares; or

(c)	permit any change to be made in its directors or its overall control or management.

20.20	Change of accounting period

Except with the prior written consent of the Lender, neither the Borrower nor the Corporate Guarantor shall change its accounting periods or its auditors.

20.21	Subordination

Pursuant to paragraph (c) of Clause 20.14 (Borrowing of other Financial Indebtedness), each of the Borrower and the Corporate Guarantor acknowledges to and undertakes with each other and with the Lender that, so long as any Liability is outstanding, all shareholder’s and intercompany advances (in this Clause 20.21, the “Subordinated Debts”) from time to time made by any person to the Borrower:

(a)	are and shall be subordinated in all respects to all amounts owing and which may in future become owing by the Borrower under the Finance Documents;

(b)	shall not be repaid or be subject to payment of interest (although interest may accrue);

(c)	are and shall remain unsecured by any Security over the whole or any part of the assets of the Borrower; and

(d)	are not and shall not be capable of becoming subject to any right of set-off or counterclaim.

20.22	Sanctions

(a)	None of the Obligors and the Managers shall, or shall permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Loan or other transaction(s) contemplated by this Agreement to fund any trade, business or other activities:

(i)	involving or for the benefit of any Restricted Party; or

(ii)	in any other manner that would reasonably be expected to result in that Obligor, that Manager or the Lender being in breach of any Sanctions (if and to the extent applicable to either of them) or becoming a Restricted Party.

(b)	None of the Obligors and the Managers shall permit or authorise and each of the Obligors and the Managers shall prevent the Vessel from being used directly or indirectly:

(i)	by or for the benefit of any Restricted Party; and/or

(ii)	in any trade which could expose the Vessel, the Lender, a Manager, crew or insurers to enforcement proceedings or any other consequences whatsoever arising from Sanctions.

20.23	Anti-corruption, anti-bribery and anti-money laundering

(a)	None of the Obligors and the Managers shall directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

(b)	Each of the Obligors and the Managers shall:

(i)	conduct its businesses in compliance with applicable anti-corruption, anti-bribery and anti-money laundering laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

20.24	Application of FATCA

The Borrower will procure that neither it nor any other Obligor will become a FATCA FFI or a US Tax Obligor.

20.25	Earnings Account

The Borrower shall:

(a)	procure that all Earnings shall be paid into the Earnings Account and be applied in accordance with the provisions of the General Assignment; and

(b)	provide a copy of the account statement of the Earnings Account issued by the Account Bank to the Lender each month.

20.26	Security Deposit

(a)	The Borrower shall pay the Security Deposit to the Lender on or before the Drawdown Date.

(b)	The Security Deposit shall be held by the Lender for the duration of the Security Period without interest, provided that the amount of the Security Deposit shall from time to time be reduced by $95,000 upon each repayment by the Borrower of each of the last five Repayment Instalments, together with accrued interest, on the corresponding Repayment Date, and the Lender shall promptly return each such excess in the Security Deposit to the Borrower or to its order.

(c)	On any prepayment of the Loan under Clause 7 (Prepayment and cancellation) or upon the occurrence of an Event of Default which is continuing, the Lender shall be entitled to apply the Security Deposit towards payment of any outstanding Liabilities.

(d)	If any amount of the Security Deposit is applied by the Lender in accordance with this Clause and/or any other Finance Document during the Security Period, the Borrower shall, promptly upon demand by the Lender, pay such shortfall in the Security Deposit to the Lender to ensure that the full amount of the Security Deposit is at all times maintained and retained by the Lender throughout the Security Period.

(e)	Subject to paragraph (b) above, upon expiry of the Security Period, the Lender shall return the Security Deposit or any balance thereof to the Borrower or its order.

20.27	Further assurance

(a)	Each of the Borrower and the Corporate Guarantor shall, and shall ensure that each other Obligor will, promptly take such steps as the Lender may deem necessary or appropriate to create, perfect, protect, maintain and realise the interests of the Lender under the Finance Documents, including the execution of such additional documents as the Lender may require.

(b)	Each of the Borrower and the Corporate Guarantor shall, and shall ensure that each other Obligor will, take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection, maintenance or modification of any Security conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.

21.	VESSEL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the Delivery Date and thereafter for so long as any Liability is outstanding or the Commitment is in force.

21.1	Ownership

Each of the Borrower and the Corporate Guarantor shall ensure that the Vessel will:

(a)	be in the absolute and unencumbered (except for Permitted Security Interests) ownership of the Borrower and registered in the name of the Borrower subject only to the Mortgage, which will be duly registered at the Marshall Islands Registry;

(b)	be operationally seaworthy and in every way fit for service;

(c)	be classed and insured in accordance with the provisions of the Mortgage and the General Assignment;

(d)	be subject to a Safety Management System in compliance with the ISM Code and in possession of a valid Safety Management Certificate thereunder (as such terms are defined in the Guidelines on application of the ISM Code issued by the International Chamber of Shipping and the International Shipping Federation);

(e)	be issued with an International Ship Security (ISS) Certificate pursuant to the ISPS Code;

(f)	be operated in accordance with all requirements in the Maritime Labour Convention;

(g)	be in possession of a valid maritime labour certificate and a declaration of maritime labour compliance, each conforming to the model prescribed by the Code of the Maritime Labour Convention;

(h)	be in possession of a valid International Air Pollution Prevention Certificate (IAPPC);

(i)	be in possession of a certificate issued pursuant to Article VII International Convention on Civil Liability for Bunker Oil Pollution Damage 2001 and (if the Vessel enters or trades through US waters) a certificate issued pursuant to s1016(a) Oil Pollution Act 1990 and s108(a) Comprehensive Environmental Response, Compensation and Liability Act 1980, as amended, in accordance with US Coast Guard Regulations, 33 CFR Part 138; and

(j)	be chartered to such Charterer and upon such terms of the relevant Charter as are approved by the Lender.

21.2	No change in flag or registry

(a)	Neither the Borrower nor the Corporate Guarantor shall, without the consent of the Lender, permit any change in the flag or registry of the Vessel.

(b)	Without prejudice to the generality of paragraph (a) above, the Borrower will not register the Vessel under the laws and flag of the PRC.

21.3	Information relating to the Vessel

Each of the Borrower and the Corporate Guarantor shall supply to the Lender:

(a)	as often as the Lender may request, documentary evidence of registration of the Vessel in the name of the Borrower under the laws and flag of the Republic of the Marshall Islands;

(b)	promptly, all such information as the Lender shall from time to time require regarding the Vessel, her compliance with the ISM Code, the ISPS Code, MARPOL, the Maritime Labour Convention, the International Convention on Civil Liability for Bunker Oil Pollution Damage 2001, (if the Vessel enters or trades through US waters) the Oil Pollution Act 1990 and the Comprehensive Environmental Response, Compensation and Liability Act 1980, as amended, her operation, employment, management, location, position and engagements, particulars of all towages and salvages, and copies of all charters and other contracts of her employment, copies of surveys or otherwise howsoever concerning her;

(c)	promptly, copies of any notice of default, termination, material dispute or claim (including material claims in respect of the vessel performance warranties in any Charter) made against the Borrower under any of the Vessel Contracts or affecting the Vessel together with details of any action it proposes to take in relation to the same;

(d)	valuation reports on the Vessel issued by Valuers in accordance with Clause 21.7 (Asset coverage);

(e)	all such information as the Lender shall from time to time require regarding all insurances on or in respect of the Vessel and copies of all policies, cover notes and all other contracts of insurance which are from time to time taken out or entered into in respect of the Vessel or otherwise howsoever in connection with the Vessel so that the Lender is at all times able to determine whether the Vessel has been adequately insured as provided for in the Mortgage and the General Assignment;

(f)	copies of the Vessel’s operating accounts including details of its earnings, payments and expenditure, such copies to be provided in any event not less than semi-annually;

(g)	details of occurrence of any Emergency or any loss or destruction of the Vessel; and

(h)	promptly, details of any proposed amendment or modification or any proposed waiver to be granted under any of the Vessel Contracts.

21.4	Transfer of registry

The Borrower shall, upon demand by the Lender, transfer the Vessel from the Marshall Islands Registry (at the expense of the Borrower) to such other registry as the Lender and the Borrower may agree, or failing agreement, such registry as the Lender may nominate, and subject to new mortgages and other security documents in favour of the Lender, in such form as the Lender may require.

21.5	Convention Compliance

Each of the Borrower and the Corporate Guarantor shall promptly inform the Lender:

(a)	if there is any threatened or actual withdrawal of the Vessel’s Safety Management Certificate, Document of Compliance, International Ship Security Certificate, International Air Pollution Prevention Certificate, the certificate issued pursuant to Article VII International Convention on Civil Liability for Bunker Oil Pollution Damage 2001 or (if the Vessel enters or trades through US waters) the certificate issued pursuant to s1016(a) Oil Pollution Act 1990 and s108(a) Comprehensive Environmental Response, Compensation and Liability Act 1980, as amended, in accordance with US Coast Guard Regulations, 33 CFR Part 138;

(b)	upon the issue to the Borrower or the relevant Manager of a Document of Compliance and to the Vessel of a Safety Management Certificate, or the receipt by the Borrower or the relevant Manager of notification that its application for the same has been refused;

(c)	of the occurrence of any major accident or major non-conformity involving or relating to the Vessel (as such terms are defined in the Guidelines on application of the ISM Code issued by the International Chamber of Shipping and the International Shipping Federation); and

(d)	of any failure to meet the standards of, or any other non-compliance with, the Maritime Labour Convention including the retraction of the Vessel’s maritime labour certificate or declaration of maritime labour compliance.

21.6	Manager and Designated Person Ashore

The Borrower shall not, without the consent of the Lender (such consent not to be unreasonably withheld or delayed), permit any company other than the relevant Manager, which shall at all times be in possession of an appropriate and valid Document of Compliance under the ISM Code and which shall have executed in favour of the Lender a Manager’s Undertaking, to manage or service the Vessel or change the Designated Person Ashore (as defined in the Guidelines on application of the ISM Code issued by the International Chamber of Shipping and the International Shipping Federation) or the company responsible for compliance with the ISM Code.

21.7	Asset coverage

(a)	If at any time on or after the Drawdown Date, the market value of the Vessel together with any additional security provided pursuant to this Clause 21.7 is less than 120% of the Loan outstanding, the Borrower shall, within 30 days of such occurrence, either (i) provide or procure the provision to the Lender of such additional security of a kind and value acceptable to the Lender to increase the total security value (in the sole and absolute opinion of the Lender) or (ii) prepay so much of the Loan outstanding as may be necessary to ensure that the total security value (in the sole and absolute opinion of the Lender) exceeds 120% of the Loan outstanding.

(b)	The market value of the Vessel shall be determined annually commencing from the Drawdown Date and at such other time as the Lender may reasonably request (or after the occurrence of a Default which is continuing as the Lender may request) by means of a valuation report issued by a Valuer selected by the Lender. In the event that the Lender and the Borrower are unable to agree on such Valuer the Borrower may, in its sole discretion, obtain a second valuation report from another Valuer, and for the purpose of this Clause 21.7, the market value of the Vessel shall be the arithmetic mean of the two valuations so obtained in respect of the Vessel.

(c)	For the purpose of this Clause 21.7, each valuation shall be made at the expense of the Borrower (for up to one valuation annually if no Default has occurred and is continuing) without physical inspection of the Vessel, on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer and without the benefit of any existing charter or other contract of employment current at the time of such valuation. The Borrower agrees to supply to the Lender and to any Valuer appointed as aforesaid such information concerning the Vessel and her condition as such Valuer may reasonably require for the purpose of making such valuation.

(d)	For the purpose of this Clause 21.7, the market value of any additional security provided or to be provided to the Lender shall be determined by the Lender in its sole and absolute discretion without any necessity for the Lender to assign any reason for its determination. In connection with any additional security provided in accordance with this Clause 21.7, the Lender shall be entitled to receive certified copies of such documents of the kind referred to in Schedule 1 (Conditions Precedent and Conditions Subsequent) and such favourable legal opinions as the Lender shall in its absolute discretion require.

21.8	Compliance with laws and regulations

The Borrower shall ensure that the Vessel shall be in compliance with all laws and regulations (including all Environmental Laws and Environmental Authorisations), all licences, consents and authorisations necessary to permit the proper and lawful operation of the Vessel in any relevant jurisdiction (other than breaches of a non- material or technical nature) and ensure that each such licence, consent and authorisation has been validly obtained.

21.9	Compliance with Vessel Contracts

The Borrower shall comply with, and perform all the obligations assumed by it under, each Vessel Contract.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in the following sub-clauses of this Clause 22 (other than Clause 22.27 (Acceleration)) is an Event of Default.

22.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless its failure to pay is caused by:

(a)	administrative or technical error; or

(b)	a Disruption Event; and

payment is made within three Business Days of its due date.

22.2	Breach of Sanctions and anti-corruption, anti-bribery and anti-money laundering

Any Manager or any Obligor does not comply with any provision of Clause 18.29 (Sanctions), 18.30 (Anti-corruption, anti-bribery and anti-money laundering), 20.22 (Sanctions) or 20.23 (Anti-corruption, anti-bribery and anti-money laundering).

22.3	Other obligations

(a)	An Obligor does not comply with any provision of the Vessel Contracts and/or the Finance Documents (other than those referred to in Clause 22.1 (Non-payment), Clause 22.2 (Breach of Sanctions and anti-corruption, anti-bribery and anti-money laundering) and Clause 22.26 (Other mortgages)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten Business Days of the earlier of (i) the Lender giving notice to the Borrower and (ii) any Obligor becoming aware of the failure to comply.

22.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Vessel Contracts and/or the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with the Vessel Contracts and/or the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.5	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor or any other member of the Group as a result of an event of default (however described).

(d)	Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

22.6	Modification, revocation, termination and expiry of Authorisation, etc.

Any Authorisation required by any Obligor or any other party (other than the Lender) to authorise, or required by any Obligor or any other party (other than the Lender) in connection with the execution, delivery, validity, enforceability or admissibility in evidence of any of the Vessel Contracts and/or the Finance Documents or the performance by any Obligor or any other party (other than the Lender) of its obligations under any of such documents is modified in a manner unacceptable to the Lender or is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect or any Obligor or any other party (other than the Lender) defaults in the observance of any of the conditions or restrictions.

22.7	Insolvency or bankruptcy

(a)	Any Obligor or any other member of the Group is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor or any other member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor or any other member of the Group.

22.8	Insolvency or bankruptcy proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, judicial management, (in the case of any Obligor which is an individual) bankruptcy, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any other member of the Group;

(ii)	a composition or arrangement with any creditor of any Obligor or any other member of the Group, or any assignment for the benefit of creditors generally of any Obligor or any other member of the Group or a class of such creditors;

(iii)	the appointment of a liquidator, receiver, administrator, judicial manager, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any Obligor or any other member of the Group or any of its assets; or

(iv)	enforcement of any Security over any assets of any Obligor or any other member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within seven days of commencement.

22.9	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor (other than an arrest or detention of the Vessel referred to in Clause 22.23 (Arrest)) is not discharged within 20 days.

22.10	Cessation of business

An Obligor suspends or ceases or threatens to suspend or cease to carry on all or a material part of its business.

22.11	Failure to pay final judgment

An Obligor fails to comply with or pay any sum due from it under any final judgment or any final order made or given by any court of competent jurisdiction within the period specified in the relevant judgment or order or if no period is specified within seven days of such final judgment or order being issued.

22.12	Unlawfulness or ineffectiveness

(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under any of the Vessel Contracts or the Finance Documents.

(b)	Any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective with the ranking and priority it is expressed to have.

(c)	Any obligation or obligations of any Obligor under any Finance Document are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents.

(d)	Any Finance Document is not or ceases to be in full force and effect or any Transaction Security is not or ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Lender) to be illegal, invalid, non-binding, unenforceable or ineffective.

22.13	Repudiation and rescission of agreements

An Obligor (or any other relevant party) repudiates or rescinds or purports to repudiate or rescind any of the Vessel Contracts or the Finance Documents or any of the Transaction Security or evidences an intention to repudiate or rescind any of the Vessel Contracts, the Finance Documents or any Transaction Security.

22.14	Personal Guarantors

Any Obligor which is an individual is deceased or by reason of illness or incapacity becomes incapable of managing its own affairs or becomes a patient under any mental health regulation.

22.15	Breach, termination or cancellation of the Vessel Contracts

Any Management Agreement is breached, terminated or cancelled by any party thereto for any reason whatsoever.

22.16	Seller default

Any of the events mentioned in Clause 22.5 (Cross default), 22.8 (Insolvency or bankruptcy proceedings) or 22.9 (Creditors’ process) occur mutatis mutandis in respect of the Seller on or prior to the Delivery Date.

22.17	Compliance with laws

The Borrower, any Charterer, any Manager or operator fails to comply with any national and international conventions, laws, and the rules and regulations thereunder applicable to it, including the International Convention on Civil Liability for Oil Pollution Damage, the US Oil Pollution Act of 1990 (including the manning requirements and the requirements relating to the establishment of financial responsibility), the US Comprehensive Environmental Response, Compensation, and Liability Act and international conventions, laws, rules and regulations relating to environmental matters, including discharges of Pollutants, if such failure could reasonably be expected to have a Material Adverse Effect.

22.18	Compliance with environmental matters

The Borrower or any Manager is involved in any incident which gives rise to any Environmental Claim and such incident could reasonably be expected to have a Material Adverse Effect.

22.19	Compliance with ISM Code, ISPS Code and Maritime Labour Convention

The Borrower, any Charterer or any Manager fails or omits to comply with the requirements of the ISM Code, the ISPS Code or the Maritime Labour Convention and/or fails to obtain and maintain (a) a Document of Compliance, (b) a Safety Management Certificate, and (c) a maritime labour certificate and a declaration of maritime labour compliance, thereunder in respect of the Vessel.

22.20	Compliance with insurance requirements

The Borrower or any Manager fails or omits to comply with any requirements of the Vessel’s insurance companies and/or underwriters and/or protection and indemnity association to the effect that any cover is or may be liable to cancellation or exclusion at any time.

22.21	Material adverse change

The occurrence of any event or circumstance which has or, in the opinion of the Lender, is likely to have a Material Adverse Effect.

22.22	Qualified auditor’s report

The issuance of a qualified auditor’s report of the Borrower or the Corporate Guarantor by its auditor.

22.23	Arrest of Vessel

The Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the Borrower fails to procure the release of the Vessel within a period of 20 days thereafter (or such longer period as may be approved by the Lender).

22.24	Vessel registration

Except with the written approval of the Lender, the registration of the Vessel under the laws and flag of the Republic of the Marshall Islands is cancelled or terminated or, where applicable, not renewed.

22.25	Political risk

The Republic of the Marshall Islands or any Relevant Jurisdiction of an Obligor becomes involved in hostilities or civil war, or there is a seizure of power in the Republic of the Marshall Islands or any Relevant Jurisdiction by unconstitutional means.

22.26	Other mortgages

Any ship mortgage over the Vessel is made in favour of any person other than the Lender (whether or not it is registered at the Marshall Islands Registry) without the prior written consent of the Lender.

22.27	Failure to provide conditions subsequent

The Borrower fails to provide any of the documents and evidence specified in Part 4 of Schedule 1 (Conditions Subsequent) in form and substance satisfactory to the Lender before the relevant date specified for that document and evidence pursuant to Part 4 of Schedule 1 (Conditions Subsequent).

22.28	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may:

(a)	by notice to the Borrower and without prejudice to the funding by the Lender of the Loan then outstanding:

(i)	cancel the Commitment (and reduce it to zero), whereupon it shall immediately be cancelled (and reduced to zero);

(ii)	cancel any part of the Commitment (and reduce the Commitment accordingly), whereupon the relevant part shall immediately be cancelled (and the Commitment shall be immediately reduced accordingly);

(iii)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iv)	declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Lender; and/or

(b)	without notice to the Borrower exercise any or all of its rights, remedies, powers or discretions under the Finance Documents and in respect of the Transaction Security.

23.	CHANGES TO THE LENDER

23.1	Assignments and transfers by the Lender

Subject to this Clause 23, the Lender and any New Lender which has become a Lender pursuant to this Agreement (each an “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a “New Lender”).

23.2	Conditions of assignment or transfer

(a)	The consent of any Obligor is not required for any assignment or transfer by an Existing Lender pursuant to this Clause 23 (Changes to the Lender).

(b)	An assignment will only be effective if the procedure and conditions set out in Clause 23.5 (Procedure for assignment) are complied with.

23.3	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, any other documents or the Transaction Security;

(ii)	the financial condition of any Obligor or any of its related entities;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any Liability is or may be outstanding or the Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.4	Rights and obligations after transfer

(a)	If an Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents to the extent novated and their respective rights against one another shall be cancelled to the extent novated (being the “Discharged Rights and Obligations”).

(b)	Each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender.

(c)	All relevant references in this Agreement to the Lender shall be construed as a reference to the Existing Lender and/or the New Lender to the extent of their respective interests. Each of the Borrower and the Corporate Guarantor shall thereafter look only to the New Lender in respect of that proportion of the Existing Lender’s obligations under this Agreement as corresponds to the obligations assumed by such New Lender.

(d)	The procedure set out in this Clause 23.4 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable to it, provide for or require a different means of transfer of such right or obligation or prohibit or restrict any transfer of such right or obligation, unless such prohibition or restriction shall not be applicable to the relevant transfer or each condition of any applicable restriction shall have been satisfied.

23.5	Procedure for assignment

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer), an assignment may be effected in accordance with paragraph (c) below when the Existing Lender executes an otherwise duly completed Assignment Agreement delivered to it by the New Lender. The Existing Lender shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Existing Lender shall not be obliged to execute an Assignment Agreement delivered to it by the New Lender unless the Existing Lender is satisfied that it has completed all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to the assignment to such New Lender.

(c)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by each Obligor from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement and any corresponding obligations by which it is bound in respect of the Finance Documents and the Transaction Security; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	The Lender may utilise procedures other than those set out in this Clause 23.5 to assign its rights under the Finance Documents (but not, without the consent of the relevant Obligor to obtain a release by that Obligor from the obligations owed to that Obligor by the Lender nor the assumption of equivalent obligations by a New Lender) provided that it complies with the conditions set out in Clause 23.2 (Conditions of assignment or transfer).

(e)	The procedure set out in this Clause 23.5 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable to it, provide for or require a different means of assignment of such right or release or assumption of such obligation or prohibit or restrict any assignment of such right or release or assumption of such obligation, unless such prohibition or restriction shall not be applicable to the relevant assignment, release or assumption or each condition of any applicable restriction shall have been satisfied.

23.6	Execution of further documents

If an Existing Lender assigns any of its rights or transfers by novation any of its rights and obligations as provided in Clause 23.1 (Assignments and transfers by the Lender), each of the Borrower and the Corporate Guarantor undertakes, immediately on being requested to do so by the Existing Lender, to enter and procure that each other Obligor enters into such documents as may be necessary or desirable to assign or transfer to the New Lender all or the relevant part of the Existing Lender’s interest in the Finance Documents at the cost of the New Lender and/or the Existing Lender, failing which the Existing Lender is authorised by each of the Obligors to execute on its behalf any of such documents.

23.7	Merger by the Lender

(a)	The Obligors’ obligations under the Finance Documents will not be affected by any takeover, absorption or merger by or of the Lender by, of or with any other bank or financial institution, or any other entity.

(b)	The Obligors’ obligations under the Finance Documents will not be affected by any change in the name or constitution of the Lender.

23.8	Copy of Assignment Agreement to Borrower

The Lender shall, as soon as reasonably practicable after it has executed an Assignment Agreement, send to the Borrower a copy of that Assignment Agreement.

23.9	Existing consents and waivers

A New Lender shall be bound by any consent, waiver, election or decision given or made by the relevant Existing Lender in respect of the relevant interests and obligations under or pursuant to any Finance Document prior to the coming into effect of the relevant assignment or transfer to such New Lender.

23.10	Exclusion of Lender’s liability

In relation to any assignment or transfer pursuant to this Clause 23, each Party acknowledges and agrees that the Lender shall not be obliged to enquire as to the accuracy of any representation or warranty made by a New Lender in respect of its eligibility as a Lender.

23.11	Security over Lender’s rights

In addition to the other rights provided to the Lender under this Clause 23, the Lender may, without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.

24.	CHANGES TO THE OBLIGORS

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents, except with the prior written consent of the Lender.

25.	PAYMENT MECHANICS

25.1	Payments to the Lender

(a)	On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor (and the Borrower shall ensure that that Obligor will) shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to the following account and be evidenced by MT103 and MT202 telegraphs:

Beneficiary’s name:	Chailease International Financial Services (Singapore) Pte. Ltd.

Beneficiary’s Bank:	Mizuho Bank, Ltd., Taipei Branch (Through Bank of America, N.A. New York Swift Code: BOFAUS3N)

Bank’s Address (Swift Code):	MHCBTWTP

Beneficiary’s Account Number:	011-001-0100642-8

Reference:	Top Moral Shipping Limited

or to such other account in such principal financial centre of the country of that currency and with such bank as the Lender, in each case, specifies.

25.2	Suspense Account

Without prejudice to any other provision contained in any Security Document, the Lender may credit any moneys received by it to a suspense account for so long and in such manner as the Lender may from time to time determine with a view to preserving its rights to prove for the whole of the Liabilities.

25.3	Partial payments

(a)	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in paragraph (a)(i) above) or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Lender may at its discretion vary the order set out in paragraph (a) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made, or directed to be applied in some other manner, by an Obligor.

25.4	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

25.5	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not or if such day is the Final Maturity Date).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

25.6	Currency of account

(a)	Subject to paragraphs (b) and (c) below, Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

25.7	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

25.8	Disruption to payment systems etc.

If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Borrower that a Disruption Event has occurred:

(a)	the Lender may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

(b)	the Lender shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	any such changes agreed upon by the Lender and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties and the other Obligors as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 31 (Amendments and waivers);

(d)	the Lender shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 25.8.

26.	SET-OFF

The Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

27.	NOTICES

27.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter.

27.2	Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents are those identified with its name at the end of this Agreement, or any substitute email address, address or department or officer as the relevant Party may notify to the other Party by not less than five Business Days’ notice.

27.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective only when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and if a particular department or officer is specified as part of its address details provided under Clause 27.2 (Addresses), if addressed to that department or officer.

(b)	Notwithstanding paragraph (a) above, any communication or document to be made or delivered to the Lender will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	Any communication or document made or delivered to the Borrower in accordance with this Clause 27.3 will be deemed to have been made or delivered to each of the Obligors.

(d)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

27.4	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and the Lender may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)	Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

(d)	Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 27.4.

27.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

27.6	Notice by the Borrower

The Lender may assume (unless it has received notice to the contrary) that any notice or request made by the Borrower (other than the Drawdown Request) is made on behalf of and with the consent and knowledge of all the Obligors.

28.	CALCULATIONS AND CERTIFICATES

28.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

28.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

28.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

29.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

30.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

31.	AMENDMENTS AND WAIVERS

31.1	Required consents

Any term of a Finance Document may be amended or waived only with the consent of the Lender and each Obligor which is a party to such Finance Document and any such amendment or waiver will be binding on the Lender and all Obligors.

31.2	Replacement of Screen Rate

(a)	If a Screen Rate Replacement Event has occurred in relation to any Screen Rate for Dollars, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Benchmark in relation to Dollars in place of that Screen Rate; and

(ii)	(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(B)	enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Benchmark;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender and the Borrower.

(b)	If a Screen Rate Replacement Event has occurred, the Lender and the Borrower will enter into negotiations in good faith with a view to agreeing on a Replacement Benchmark and any other amendment or waiver related to the matters set out in paragraph (a)(i) of this Clause 31.2. The negotiations will take into account the then current market standards and will be conducted with a view to reducing or eliminating, to the extent reasonably practicable, any transfer of economic value from one Party to another Party.

(c)	Until such time as a Replacement Benchmark and related amendments have been agreed and without prejudice to the obligation of the Lender and the Borrower to enter into negotiations with a view to agreeing a Replacement Benchmark pursuant to paragraph (b) of this Clause 31.2, for any Interest Period starting after the Benchmark Discontinuation Date, LIBOR shall be replaced by the rate notified to the Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding the Loan from whatever source it may reasonably select and if the Borrower so requests, the Lender shall, as soon as reasonably practicable after such request by the Borrower, provide a certificate confirming its cost of funding the Loan. If such amount is less than zero, it shall be deemed to be zero.

(d)	If paragraph (b) of this Clause 31.2 applies, the Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses incurred by the Lender in responding to, evaluating, negotiating or complying with that obligation. This shall include, for the avoidance of doubt, any costs and expenses incurred in relation to ensuring that all Security remains valid and fully perfected further to any amendment or waiver.

(e)	For the purpose of this Clause 31.2:

“Benchmark Discontinuation Date” means the earlier of (i) the date on which an administrator of the Screen Rate permanently ceases to provide the Screen Rate or (ii) the date from which the Screen Rate may, for any other reason, no longer be used.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Benchmark” means a benchmark rate which is:

(i)	formally designated, nominated or recommended as the replacement for a Screen Rate by:

(A)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(B)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (B) above;

(ii)	in the opinion of the Lender and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to that Screen Rate; or

(iii)	in the opinion of the Lender and the Borrower, an appropriate successor to a Screen Rate.

“Screen Rate Replacement Event” means, in relation to a Screen Rate:

(i)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Lender and the Borrower, materially changed;

(ii)	(A)	(1)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(2)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(B)	the administrator of that Screen Rate publicly announces that it has ceased, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(C)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been permanently or indefinitely discontinued; or

(D)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

(E)	the supervisor of the administrator of that Screen Rate makes a public announcement or publishes information:

(1)	stating that that Screen Rate is no longer representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); and

(2)	with awareness that any such announcement or publication will engage certain triggers for fallback provisions in contracts which may be activated by any such pre-cessation announcement or publication; or

(iii)	the administrator of that Screen Rate determines that that Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(A)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Lender and the Borrower) temporary;

(B)	that Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than ten Business Days; or

(vi)	in the opinion of the Lender and the Borrower, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

32.	CONFIDENTIAL INFORMATION

32.1	Confidentiality

The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 32.2 (Disclosure of Confidential Information) and Clause 32.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

32.2	Disclosure of Confidential Information

The Lender and its officers may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as the Lender and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, bankruptcy, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit the Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.11 (Security over Lender’s rights);

(viii)	who is a Party or an Obligor; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that person shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; or

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that person, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant person; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

32.3	Disclosure to numbering service providers

(a)	The Lender may disclose to any national or international numbering service provider appointed by the Lender to provide identification numbering services in respect of this Agreement, the Facility and/or one or more of the Obligors the following information:

(i)	names of the Obligors;

(ii)	country of domicile of the Obligors;

(iii)	place of incorporation of the Obligors;

(iv)	date of this Agreement;

(v)	Clause 35 (Governing law);

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of, and name of, the Facility (and any tranches);

(viii)	amount of the Commitment;

(ix)	currency of the Facility;

(x)	type of the Facility;

(xi)	ranking of the Facility;

(xii)	the Final Maturity Date;

(xiii)	changes to any of the information previously supplied pursuant to paragraphs (a)(i) to (a)(xii) above; and

(xiv)	such other information agreed between the Lender and the Borrower,

to enable such numbering service provider to provide its usual loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more of the Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrower represents that none of the information set out in paragraphs (a)(i) to (a)(xiv) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Lender shall notify the Borrower of:

(i)	the name of any numbering service provider appointed by the Lender in respect of this Agreement, the Facility and/or one or more of the Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more of the Obligors by such numbering service provider.

32.4	Entire agreement

This Clause 32 constitutes the entire agreement between the Parties (including all Obligors that are not Parties) in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

32.5	Inside information

The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.

32.6	Notification of disclosure

The Lender agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 32.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 32.

32.7	Continuing obligations

The obligations in this Clause 32 are continuing and, in particular, shall survive and remain binding on the Lender for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and the Commitment has been cancelled or otherwise cease to be available; and

(b)	the date on which the Lender otherwise ceases to be the Lender.

33.	CONFIDENTIALITY OF FUNDING RATES

33.1	Confidentiality and disclosure

(a)	The Lender and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.

(b)	The Lender may disclose:

(i)	any Funding Rate to the Borrower pursuant to Clause 8.4 (Notification of rates of interest); and

(ii)	any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Lender.

(c)	The Lender may disclose any Funding Rate, and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (c)(i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price- sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, bankruptcy, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price- sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances.

33.2	Related obligations

The Lender and each Obligor acknowledge that each Funding Rate is or may be price- sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

33.3	No Event of Default

No Event of Default will occur under Clause 22.3 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 33.

34.	COUNTERPARTS

Each Finance Document and Assignment Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document or, as the case may be, Assignment Agreement.

35.	GOVERNING LAW

This Agreement, and all non-contractual obligations arising out of or in connection with this Agreement, are governed by English law.

36.	ENFORCEMENT

36.1	Arbitration

(a)	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination (a “Dispute”), shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules (the “Rules”) for the time being in force (save as amended by paragraph (c) below), which rules are deemed to be incorporated by reference in this Clause 36.1, with the exception of Article 9 of the Rules concerning “Confirmation of the Arbitral Tribunal” which is excluded.

(b)	The seat of the arbitration shall be Hong Kong.

(c)	The number of arbitrators shall be one. The sole arbitrator shall be chosen, designated and appointed by the Lender, and the award of the sole arbitrator shall be binding on all Parties as if the sole arbitrator had been appointed by all Parties.

(d)	The language of the arbitration shall be English.

(e)	Notwithstanding paragraphs (a) to (c) above, the Lender shall not be prevented from taking proceedings relating to a Dispute in any courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

(f)	This Clause 36.1 is governed by English law.

36.2	Waiver of immunities

Each of the Borrower and the Corporate Guarantor irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

(a)	suit;

(b)	jurisdiction of any court;

(c)	relief by way of injunction or order for specific performance or recovery of property;

(d)	attachment of its assets (whether before or after judgment); and

(e)	execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

EXECUTION:

This Agreement has been entered into by the Parties on the date stated at the beginning of this Agreement. This Agreement has been executed and entered into by the Corporate Guarantor as a deed and is intended to be and is delivered by it as a deed.

SCHEDULE 1

CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT

Part 1

Initial Conditions Precedent

Index No.	Document
A. CONSTITUTIONAL DOCUMENTS AND CORPORATE AUTHORISATIONS
Borrower
A01	Original Certificate of a Director:
	(i)	attaching specimen signatures of signatories authorised by the Borrower’s resolutions and power of attorney referred to under A01b to A01d below (as applicable);
	(ii)	attaching the documents referred to under A01a to A01d (as applicable) below;
	(iii)	confirming borrowing and/or security limits will not be exceeded by the Borrower’s borrowing of, and/or grating of Security to secure, the Loan and confirming non-violation of law; and
	(iv)	certifying as true all documents delivered pursuant to this Part 1 of Schedule 1 as at a date no earlier than the date of the Drawdown Request
A01a	●	Copy of the Certificate of Incorporation
	●	List of Directors, Company Secretary and Members
	●	Copy of the Articles of Association, including all amendments thereto to ensure that such Articles of Association will not restrict or inhibit any transfer of the relevant charged shares in the Borrower on creation or enforcement of the Transaction Security pursuant to the Deed of Charge
	●	Copy of the current Business Registration Certificate
	●	Copy of the Marshall Islands Registration as a Foreign Maritime Entity
A01b	Copy or extract of the resolution of the board of directors of the Borrower:
	(i)	approving the terms of, and the transactions contemplated by the Finance Documents to which it is a party and resolving that it executes, delivers and performs the Finance Documents to which it is a party;
	(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;
	(iii)	authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including the Drawdown Request) to be signed and/or despatched by it under or/in connection with the Finance Documents to which it is a party; and
	(iv)	resolving that it is in its best interests to enter into the transactions contemplated by the Finance Documents to which it is a party

Index No.	Document
A01c	Original Power of Attorney authorising a specified person or persons to execute the Finance Documents to which it is a party (if applicable)
A01d	Copy or extract of a resolution signed by all the holders of the issued shares in the Borrower approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party
A01e	Copies of the board resolutions and the power of attorney to be delivered to the Seller under the Contract
Corporate Guarantor
A02	Original Certificate of a Director:
	(i)	attaching specimen signatures of signatories authorised by the Corporate Guarantor’s resolutions and power of attorney (if applicable) referred to under A02b to A02d below (as applicable);
	(ii)	attaching the documents referred to under A02a to A02d below (as applicable);
	(iii)	confirming guaranteeing will not be exceeded by the Corporate Guarantor’s guaranteeing of the Loan and confirming non-violation of law; and
	(iv)	certifying as true all documents delivered pursuant to this Part 1 of Schedule 1 as at a date no earlier than the date of the Drawdown Request
A02a	●	Copy of the Certificate Confirming Incorporation of Company
	●	Copy of the Memorandum and Articles of Association
	●	Copies of the Register of Directors and the Register of Members
A02b	Copy or extract of the resolution of the board of directors of the Corporate Guarantor:
	(i)	approving the terms of, and the transactions contemplated by the Finance Documents to which it is a party and resolving that it executes, delivers and performs the Finance Documents to which it is a party;
	(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;
	(iii)	authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or despatched by it under or/in connection with the Finance Documents to which it is a party; and
	(iv)	resolving that it is in its best interests to enter into the transactions contemplated by the Finance Documents to which it is a party

Index No.	Document
A02c	Original Power of Attorney authorising a specified person or persons to execute the Finance Documents to which it is a party (if applicable)
A02d	Copy or extract of a resolution signed by all the holders of the issued shares in the Corporate Guarantor approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party
Personal Guarantors
A03	Copies of PRC passports and PRC identity cards
A03a	Copy of a warning notice countersigned by each Personal Guarantor dated at least one Business Day prior to the date of the Finance Documents to which that Personal Guarantor is a party, being in such form as the Lender and its legal adviser may require
A03b	Copy of the confirmation letter signed by each Personal Guarantor dated not later than the date of the Finance Documents to which that Personal Guarantor is a party, being in such form as the Lender and its legal adviser may require
Chargor
A04	Original Certificate of a Director:
	(i)	attaching specimen signatures of signatories authorised by the Chargor’s resolutions and power of attorney (if applicable) referred to under A04b to A04c below (as applicable);
	(ii)	attaching the documents referred to under A04a to A04e below (as applicable);
	(iii)	confirming security limits will not be exceeded by the Chargor’s grating of Security to secure the Loan and confirming non-violation of law; and
	(iv)	certifying as true all documents delivered pursuant to this Part 1 of Schedule 1 as at a date no earlier than the date of the Drawdown Request
A04a	●	Copy of the Certificate of Incorporation
	●	Copy of the Memorandum and Articles of Association
	●	Copies of the Register of Directors and the Register of Members
	●	Copy of the Register of Charges
A04b	Copy or extract of the resolution of the board of directors of the Chargor:
	(i)	approving the terms of, and the transactions contemplated by the Finance Documents to which it is a party and resolving that it executes, delivers and performs the Finance Documents to which it is a party;
	(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

Index No.	Document
	(iii)	authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or despatched by it under or/in connection with the Finance Documents to which it is a party; and
	(iv)	resolving that it is in its best interests to enter into the transactions contemplated by the Finance Documents to which it is a party
A04c	Original Power of Attorney authorising a specified person or persons to execute the Finance Documents to which it is a party (if applicable)
A04d	Copy of the Certificate of Incumbency of the Chargor (issued not earlier than one month prior to the date of the BVI legal opinion as referred to in item M03 of Part 4 (Conditions Subsequent) of this Schedule 1).
A04e	Copy of the Certificate of Good Standing of the Chargor (issued not earlier than one month prior to the date of the BVI legal opinion as referred to in item M03 of Part 4 (Conditions Subsequent) of this Schedule 1).
Technical Manager
A05	Original Certificate of a Director:
	(i)	attaching specimen signatures of signatories authorised by the Borrower’s resolutions and power of attorney referred to under A05b to A05d below (as applicable);
	(ii)	attaching the documents referred to under A05a to A05d (as applicable) below;
	(iii)	confirming security limits will not be exceeded by the Technical Manager’s grating of Security to secure the Loan and confirming non-violation of law; and
	(iv)	certifying as true all documents delivered pursuant to this Part 1 of Schedule 1 as at a date no earlier than the date of the Drawdown Request
A05a	●	Copy of the Certificate of Incorporation
	●	List of Directors, Company Secretary and Members
	●	Copy of the Articles of Association
	●	Copy of the current Business Registration Certificate
A05b	Copy or extract of the resolution of the board of directors of the Technical Manager:
	(i)	approving the terms of, and the transactions contemplated by the Finance Documents to which it is a party and resolving that it executes, delivers and performs the Finance Documents to which it is a party;
	(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;
	(iii)	authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or despatched by it under or/in connection with the Finance Documents to which it is a party; and

Index No.	Document
(iv) resolving that it is in its best interests to enter into the transactions contemplated by the Finance Documents to which it is a party
A05c	Original Power of Attorney authorising a specified person or persons to execute the Finance Documents to which it is a party (if applicable)
A05d	Copy or extract of a resolution signed by all the holders of the issued shares in the Technical Manager approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party
B. FINANCE DOCUMENTS / SECURITY DOCUMENTS
Originals (unless stated otherwise) of the following Finance Documents / Security Documents duly executed by the relevant Obligors party thereto
B01	Facility Agreement
B01a	Copy of a valid Drawdown Request
B02	For each Personal Guarantor, the Personal Guarantee to which that Personal Guarantor is a party
B03	Deed of Charge
B03a	All original Share Certificate(s) representing the entire issue share capital of the Borrower
B03b	Irrevocable Proxy (as defined in the Deed of Charge)
B03c	For each Director of the Borrower:
● Letter of Appointment
● Letter of Authority
● Undated Letter of Resignation
● Letter of Undertaking
(each as defined in the Deed of Charge)
B03d	For the Company Secretary:
● Letter of Authority
● Undated Letter of Resignation
(each as defined in the Deed of Charge)
B03e	Undated Resolutions (as defined in the Deed of Charge) for the appointment of new directors

Index No.	Document
B03f	Undated Transfers (as defined in the Deed of Charge)
B04	Agreed Form of the Mortgage
B04a	Agreed Form of the Memorandum of Particulars
B05	Undated General Assignment
B05a	Undated Notice of Assignment of Insurances and Loss Payable Clause
B05b	(If applicable) Undated Notice of Assignment of Charter
B06	Undated Manager’s Undertaking
B06a	Undated Notice of Assignment of Insurances
B07	(If applicable) Undated Insurance Undertaking
B07a	(If applicable) Undated Notice of Assignment of Insurances
C. VESSEL DOCUMENTS
C01	A certified true copy of the Management Agreement
C02	Not applicable
C03	Copies of the following class and trading certificates of the Vessel after delivery under the Contract:
	(i)	a valid Provisional Certificate of Registration
	(ii)	a valid Classification Certificate
	(iii)	a Class Maintenance Certificate
	(iv)	a valid Safety Management Certificate
	(v)	a valid International Ship Security (ISS) Certificate
	(vi)	a valid IAPPC and supplement to the IAPPC (if any)
	(vii)	a copy of the Document of Compliance of the Technical Manager
	(viii)	a valid maritime labour certificate and a valid declaration of maritime labour compliance (Part I and Part II)
	(ix)	a valid certificate issued pursuant to Article VII International Convention on Civil Liability for Bunker Oil Pollution Damage 2001
	(x)	(if the Vessel enters or trades through US waters) a valid certificate issued pursuant to s1016(a) Oil Pollution Act 1990 and s108(a) Comprehensive Environmental Response, Compensation and Liability Act 1980, as amended, in accordance with US Coast Guard Regulations, 33 CFR Part 138
(collectively, the “Class and Trading Certificates”)

Index No.	Document
C03a	C03 above shall be satisfied by way of documentary evidence satisfactory to the Lender that the Classification Society is on standby to inspect the Vessel (or such other period as prescribed under applicable law) (if required) and to issue the Class and Trading Certificates within two days after the delivery of the Vessel under the Contract
C04	Evidence satisfactory to the Lender that the Certificate of Ownership and Encumbrance from the Marshall Islands Registry, evidencing that the Vessel is or will be registered in the ownership of the Borrower and is or will be free from security other than the Mortgage, will be issued immediately following the release of the proceeds of the Drawdown
C05	Transcript of Registry from the Singapore Ship Registry issued not earlier than ten Business Days prior to the date of the Drawdown Request, evidencing that the Vessel is registered in the name of the Seller free from any Security
C06	A copy of the Contract between the Seller and the Borrower, including any addenda thereto
C07	A copy of the Escrow Agreement, including any addenda, satisfactory to the Lender that the proceeds of the Loan will be released to the Seller only upon the written instructions of the Lender
C07a	Evidence of receipt by the Escrow Agent of the escrow fees payable by the Borrower under the Escrow Agreement
C08	Evidence that all amounts payable by the Borrower to the Seller under the Contract, other than the financed portion of the Contract Price of the Vessel under the Contract, have been unconditionally pre-positioned in the account of the Escrow Agent to which the proceeds of the Drawdown will be paid into
C09	An agreed closing memorandum
C10	A copy of the notice of readiness issued or a copy of an email sent by the Seller to the Borrower under the Contract, or other equivalent document satisfactory to the Lender showing the intended Delivery Date of the Vessel under the Contract
C11	Copies of the board resolutions and the power of attorney of the Seller to be delivered to the Borrower under the Contract
C12	Copies, certified as true copies by a director of the Borrower, of all documents which the Lender may reasonably require evidencing that all Authorisations with respect to or in connection with the registration of the Vessel under the laws and flag of the Republic of the Marshall Islands have been taken or obtained

Index No.	Document
C13	Evidence that all registration and all annual and other Taxes, fees, duties and charges payable to the Marshall Islands government agencies, authorities and departments with respect to the Vessel have been fully paid.
D. INSURANCE DOCUMENTS
D01	Evidence satisfactory to the Lender that the following insurance documents are in a form acceptable to the Lender and which endorse or reflect (as applicable) (A) the interest of the Lender and (B) the notice(s) of assignment and loss payable clause(s) on or before the Delivery Date:
(i) H&M Policies / Cover Notes
(ii) H&M Letter of Undertaking
(iii) War Risk Policies / Cover Notes War Risks Letter of Undertaking
(iv) P&I Policies / Certificate of Entry
(v) P&I Letter of Undertaking (collectively, the “Insurance Documents”)
D02	Confirmation from the insurance brokers / insurers that all premiums and other sums payable in respect of the obligatory Insurances have been paid
D02a

D01 and D02 above shall be satisfied by way of the Insurance Documents being in agreed form and an email by the insurance broker confirming that (i) the agreed form Insurance Documents will be issued upon receipt of the dated and signed notice of assignment and loss payable clause; and (ii) all premiums and other sums payable in respect of the obligatory Insurances have been paid

D03	Evidence satisfactory to the Lender that all assureds or co-assureds (other than the Lender) under the Insurance Documents have either assigned their insurable interest or entered into an Insurance Undertaking in a manner or form satisfactory to the Lender
E. LEGAL OPINIONS AND OTHER DOCUMENTS
E01	Evidence of payment of all fees, costs and expenses
E01a	Confirmation from the Lender that the Security Deposit has been paid by the Borrower
E02	KYC Documents
E03	Original Financial Statements of the Borrower and the Corporate Guarantor
E04	Evidence that all Authorisations required for the entry and performance of the Finance Documents have been obtained including but not limited to any regulatory or central bank approval in respect of the Loan
E05	Agreed form of legal opinion of Mayer Brown as Hong Kong and English

Index No.	Document
law counsel to the Lender
E06	Agreed form of legal opinion of Mayer Brown as Marshall Islands law counsel to the Lender
E07	Agreed form of legal opinion of Walkers as BVI legal counsel to the Lender
E08	Agreed form of legal opinion of Allen & Gledhill as Singapore legal counsel to the Lender
E09	Evidence that the Earnings Account is opened and maintained with the Account Bank
E10	(If applicable) A copy, certified as a true copy by a director of the Borrower, of each Subordinated Agreement (as defined in each Subordination Deed)
F. FILINGS AND REGISTRATIONS
F01 – F07	Not applicable
F08	Evidence satisfactory to the Lender that the all Security Perfection Requirements will be completed and satisfied immediately following the Drawdown Date, the Delivery Date or within the deadlines specified under Part 4 below (as applicable)
F09	Authorisations by the relevant Obligor(s) authorising the Lender’s counsel to effect the registrations under F08 above

Part 2

Release Conditions Precedent

Index No.	Document
G. VESSEL DOCUMENTS
G01	Transcript of Registry issued no earlier than three Banking Days (as defined in the Contract) prior to the Delivery Date evidencing that the Seller is the registered owner of the Vessel, free from Security
G02	A valid classification certificate in respect of the Vessel under the ownership of the Seller issued no earlier than three working days in Singapore and France prior to the Delivery Date in accordance with the Addendum No. 1 to Contract
G03	A notarised bill of sale duly executed by the Seller with or without a watermark “Non-negotiable Copy” (to be unconditionally released to the Borrower upon delivery)
G04	An untimed protocol of delivery and acceptance duly executed by the Seller and the Borrower (to be timed upon delivery)
G05	Evidence that all amounts payable by the Borrower to the Seller under the Contract, other than the financed portion of the Contract Price of the Vessel, have been or will be unconditionally released to the Seller upon delivery, including the following signed but unreleased documents:
● joint release instruction, duly executed by the Seller and the Borrower, pursuant to the Escrow Agreement
● buyers’ release instruction, duly executed by the Borrower, pursuant to the Escrow Agreement
● commercial invoice from the Seller in respect of the Contract Price of the Vessel delivered to the Borrower pursuant to the Contract (marked fully paid)
H. FINANCE DOCUMENTS / SECURITY DOCUMENTS
H01	A copy of the Mortgage, duly executed by the Borrower before a Marshall Islands special agent
H02	A copy of the Memorandum of Particulars, duly executed by the Borrower
H03	Confirmation from the Marshall Islands registry that (i) it has received copies of items H01 and H02 above and (ii) the Mortgage will be registered over the Vessel in favour of the Lender immediately after completion of registration of the Vessel in the name of the Borrower under the laws and flag of the Marshall Islands on the Delivery Date.

Part 3

Conditions Precedent on Delivery

Index No.	Document
I. FINANCE DOCUMENTS AND SECURITY PERFECTION REQUIREMENTS
I01	Evidence satisfactory to the Lender that all originals of the Finance Documents under items B04 to B07 above have been duly executed upon delivery
I02	Registration of the Mortgage immediately upon delivery
I03	Service of all notices under Section B above on the Delivery Date
J. INSURANCE AND VESSEL DOCUMENTS
J01	Certificate of Ownership and Encumbrance from the Marshall Islands Registry, evidencing that the Vessel is registered in the name of the Borrower and that the Mortgage is registered over the Vessel in favour of the Lender on the Delivery Date
J02	Copies of the following documents:
● notarised bill of sale duly executed by the Seller
● protocol of delivery and acceptance duly executed by the Seller and the Borrower
● joint release instruction, duly executed by the Seller and the Borrower, pursuant to the Escrow Agreement
● buyers’ release instruction, duly executed by the Borrower, pursuant to the Escrow Agreement
● commercial invoice from the Seller in respect of the Contract Price of the Vessel delivered to the Borrower pursuant to the Contract (marked fully paid)

Part 4

Conditions Subsequent

Index No.	Document
K. FINANCE DOCUMENTS AND SECURITY PERFECTION REQUIREMENTS
K01	Evidence satisfactory to the Lender that the Security Perfection Requirements under item F08 above that are deferred by the Lender are completed or satisfied within five Business Days from the Delivery Date or such earlier date as prescribed under applicable law
K02	Registration of the relevant Security Documents with the relevant companies registry(ies) within five Business Days from the Delivery Date or such earlier date as prescribed under applicable law
K03	Originals of the following documents no later than seven Business Days from the Delivery Date:
● Mortgage, duly executed by the Borrower and acknowledged by the Marshall Islands special agent
● Memorandum of Particulars, duly executed by the Borrower
K04	A certified true copy of the updated Register of Charges of the Chargor no later than two Business Days after the date of the Deed of Charge
L. INSURANCE AND VESSEL DOCUMENTS
L01	Issued Class and Trading Certificates in the name of the Borrower or any Manager no later than one Business Day from the Delivery Date
L02	Issued Insurance Documents no later than three Business Days from the Delivery Date
M. LEGAL OPINIONS AND OTHERS
M01	Issued legal opinion of Mayer Brown as Hong Kong and English law counsel to the Lender no later than three Business Days from the Delivery Date
M02	Issued legal opinion of Mayer Brown as Marshall Islands law counsel to the Lender no later than three Business Days from the Delivery Date
M03	Issued legal opinion of Walkers as BVI legal counsel to the Lender no later than three Business Days from the Delivery Date
M04	Issued legal opinion of Allen & Gledhill as Singapore legal counsel to the Lender no later than three Business Days from the Delivery Date

SCHEDULE 2
DRAWDOWN REQUEST

From:	Top Moral Shipping Limited (德潤船務有限公司)

a company incorporated in Hong Kong with limited liability, as Borrower

To:	Chailease International Financial Services (Singapore) Pte. Ltd.

a company incorporated in Singapore with limited liability, as Lender

Dated: [●]

Top Moral Shipping Limited (德潤船務有限公司)

US$9,500,000 Facility Agreement dated [●] 2022

(together with all amendments and supplements to it, the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is the Drawdown Request. Terms defined in the Facility Agreement shall have the same meaning in this Drawdown Request.

2.	We wish to borrow the Loan on the following terms:

Proposed Drawdown Date:	[●] 2022 (or, if that is not a Business Day,
the next Business Day)

Amount:	US$[9,500,000] or, if less, the Commitment

3.	We confirm that each condition specified in Clause 4.4 (Further conditions precedent) of the Facility Agreement is satisfied on the date of this Drawdown Request.

4.	The proceeds of the Loan shall be remitted to the following account of the Escrow Agent which shall be released and applied towards financing part of the Contract Price of the Vessel in accordance with the Escrow Agreement on the Delivery Date:

Bank’s name	:	Standard Chartered Bank Singapore
Bank Address	:	No. 6 Battery Road, Singapore 049909
SWIFT code	:	SCBLSG22
Bank code	:	9496
Branch code	:	001
Account name	:	Hill Dickinson LLP
Account no.	:	0170148971
Reference	:	Sale/Purchase of “Mandarin Fortune”

5.	We confirm that:

(a)	if no Protocol of Delivery and Acceptance of the Vessel under the Contract is executed, dated and timed by the Seller and ourselves evidencing that the Vessel has been delivered to, and accepted by us, or such other documentary evidence acceptable to you is presented to you on or before [insert date falling five Business Days after the Drawdown Date] or such later date as may be agreed by you, we shall, and you shall be entitled to, procure the Escrow Agent to return the proceeds of the Loan to you on the next immediate Business Day by telegraphic transfer to the following account:

Beneficiary’s name:	Chailease International Financial Services (Singapore) Pte. Ltd.

Beneficiary’s Bank:	Mizuho Bank, Ltd., Taipei Branch (Through Bank of America, N.A. New York Swift Code: BOFAUS3N)

Bank’s Address (Swift Code):	MHCBTWTP

Beneficiary’s Account Number:	011-001-0100642-8

Reference:	Top Moral Shipping Limited

(b)	once you are in receipt of the sums as referred to in paragraph (a) above, you may apply them towards satisfaction of the Liabilities pursuant to the provisions of the Finance Documents.

6.	This Drawdown Request is irrevocable.

Yours faithfully

...........................................

authorised signatory for

Top Moral Shipping Limited
(德潤船務有限公司)

SCHEDULE 3

REPAYMENT SCHEDULE

Instalment No.	Repayment Date	Repayment Instalment	Balance
0			$9,500,000
1	One Month after the Drawdown Date	$190,000	$9,310,000
2	Two Months after the Drawdown Date	$190,000	$9,120,000
3	Three Months after the Drawdown Date	$190,000	$8,930,000
4	Four Months after the Drawdown Date	$190,000	$8,740,000
5	Five Months after the Drawdown Date	$190,000	$8,550,000
6	Six Months after the Drawdown Date	$190,000	$8,360,000
7	Seven Months after the Drawdown Date	$190,000	$8,170,000
8	Eight Months after the Drawdown Date	$190,000	$7,980,000
9	Nine Months after the Drawdown Date	$190,000	$7,790,000
10	10 Months after the Drawdown Date	$190,000	$7,600,000
11	11 Months after the Drawdown Date	$190,000	$7,410,000
12	12 Months after the Drawdown Date	$190,000	$7,220,000
13	13 Months after the Drawdown Date	$166,250	$7,053,750
14	14 Months after the Drawdown Date	$166,250	$6,887,500
15	15 Months after the Drawdown Date	$166,250	$6,721,250
16	16 Months after the Drawdown Date	$166,250	$6,555,000
17	17 Months after the Drawdown Date	$166,250	$6,388,750
18	18 Months after the Drawdown Date	$166,250	$6,222,500
19	19 Months after the Drawdown Date	$166,250	$6,056,250
20	20 Months after the Drawdown Date	$166,250	$5,890,000
21	21 Months after the Drawdown Date	$166,250	$5,723,750
22	22 Months after the Drawdown Date	$166,250	$5,557,500
23	23 Months after the Drawdown Date	$166,250	$5,391,250
24	24 Months after the Drawdown Date	$166,250	$5,225,000
25	25 Months after the Drawdown Date	$166,250	$5,058,750
26	26 Months after the Drawdown Date	$166,250	$4,892,500
27	27 Months after the Drawdown Date	$166,250	$4,726,250
28	28 Months after the Drawdown Date	$166,250	$4,560,000
29	29 Months after the Drawdown Date	$166,250	$4,393,750
30	30 Months after the Drawdown Date	$166,250	$4,227,500
31	31 Months after the Drawdown Date	$166,250	$4,061,250
32	32 Months after the Drawdown Date	$166,250	$3,895,000
33	33 Months after the Drawdown Date	$166,250	$3,728,750
34	34 Months after the Drawdown Date	$166,250	$3,562,500
35	35 Months after the Drawdown Date	$166,250	$3,396,250
36	36 Months after the Drawdown Date	$166,250	$3,230,000
37	37 Months after the Drawdown Date	$166,250	$3,063,750
38	38 Months after the Drawdown Date	$166,250	$2,897,500
39	39 Months after the Drawdown Date	$166,250	$2,731,250
40	40 Months after the Drawdown Date	$166,250	$2,565,000
41	41 Months after the Drawdown Date	$166,250	$2,398,750
42	42 Months after the Drawdown Date	$166,250	$2,232,500
43	43 Months after the Drawdown Date	$166,250	$2,066,250
44	44 Months after the Drawdown Date	$166,250	$1,900,000
45	45 Months after the Drawdown Date	$166,250	$1,733,750
46	46 Months after the Drawdown Date	$166,250	$1,567,500
47	47 Months after the Drawdown Date	$166,250	$1,401,250
48	48 Months after the Drawdown Date	$166,250	$1,235,000
49	49 Months after the Drawdown Date	$102,924	$1,132,076
50	50 Months after the Drawdown Date	$102,916	$1,029,160
51	51 Months after the Drawdown Date	$102,916	$926,244
52	52 Months after the Drawdown Date	$102,916	$823,328
53	53 Months after the Drawdown Date	$102,916	$720,412
54	54 Months after the Drawdown Date	$102,916	$617,496
55	55 Months after the Drawdown Date	$102,916	$514,580
56	56 Months after the Drawdown Date	$102,916	$411,664
57	57 Months after the Drawdown Date	$102,916	$308,748
58	58 Months after the Drawdown Date	$102,916	$205,832
59	59 Months after the Drawdown Date	$102,916	$102,916
60	60 Months after the Drawdown Date	$102,916	$0

SCHEDULE 4

FORM OF ASSIGNMENT AGREEMENT

To:	Top Moral Shipping Limited (德潤船務有限公司)

a company incorporated in Hong Kong with limited liability, as Borrower

and

Topsheen Shipping Singapore Pte. Ltd.

a company incorporated in Singapore with limited liability, as Corporate Guarantor

From:	Chailease International Financial Services (Singapore) Pte. Ltd.,

a company incorporated in Singapore with limited liability, as Existing Lender (the “Existing Lender”)

and

[the New Lender], a [●] incorporated in [●] [with limited liability], as New Lender (the “New Lender”)

Dated: [insert date]

Top Moral Shipping Limited (德潤船務有限公司)

US$9,500,000 Facility Agreement dated [●] 2022

(together with all amendments and supplements to it, the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is an Assignment Agreement. Terms defined in the Facility Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 23.5 (Procedure for assignment) of the Facility Agreement:

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participation in the Loan under the Facility Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment and participation in the Loan under the Facility Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [●].

4.	On the Transfer Date, the New Lender becomes a Party to the Finance Documents as the Lender.

5.	The address and attention details for notices of the New Lender for the purposes of Clause 27.2 (Addresses) of the Facility Agreement are set out in the Schedule.

6.	The New Lender expressly acknowledges:

(a)	the limitations on the Existing Lender’s obligations set out in paragraphs (a) and (c) of Clause 23.3 (Limitation of responsibility of Existing Lender) of the Facility Agreement; and

(b)	that it is the responsibility of the New Lender to ascertain whether any document is required or any formality or other condition requires to be satisfied to effect or perfect the transfer contemplated by this Assignment Agreement or otherwise to enable the New Lender to enjoy the full benefit of each Finance Document.

7.	The New Lender confirms that it is a “New Lender” within the meaning of Clause 23.1 (Assignments and transfers by the Lender) of the Facility Agreement.

8.	The Existing Lender and the New Lender confirm that the New Lender is not an Obligor or an Affiliate of an Obligor.

9.	This Assignment Agreement acts as notice to the Lender and, upon delivery in accordance with Clause 23.8 (Copy of Assignment Agreement to Borrower) of the Facility Agreement, to the Borrower (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

10.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

11.	This Assignment Agreement and all non-contractual obligations arising out of or in connection with this Assignment are governed by English law.

12.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Address and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Lender and the Transfer Date is confirmed as of [●].

Note: It is the New Lender’s responsibility to ascertain whether any other document is required, or any formality or other condition is required to be satisfied, to effect or perfect the assignment/release/assumption of obligations contemplated in this Assignment Agreement or to give the New Lender full enjoyment of all the Finance Documents.

SCHEDULE 5
SECURITY DOCUMENTS

The deed of charge over the entire issued share capital of the Borrower executed or to be executed by the Chargor and the Lender, being in such form as the Lender and the Borrower may agree (the “Deed of Charge”).

The first assignment of each Charter, the insurances and requisition compensation of the Vessel executed or to be executed by the Borrower and the Lender, being in such form as the Lender and the Borrower may agree (the “General Assignment”).

The insurance undertaking executed or to be executed by any co-assured of the Insurances in favour of the Lender, being in such form as the Lender and the Borrower may agree (each, an “Insurance Undertaking”).

The manager’s undertaking executed or to be executed by each Manager in favour of the Lender, being in such form as the Lender and the Borrower may agree (each, a “Manager’s Undertaking”).

The first preferred Marshall Islands ship mortgage of the Vessel executed or to be executed by the Borrower in favour of the Lender, in such form as the Lender and the Borrower may agree (the “Mortgage”).

The guarantee and indemnity ( 保证书) executed or to be executed by each Personal Guarantor and the Lender, being in such form as the Lender and the Borrower may agree (each, a “Personal Guarantee”).

Any subordination deed required by Clause 20.14 (Borrowing of other Financial Indebtedness) (the “Subordination Deed”).

EXECUTION of Facility Agreement:

The Borrower

SIGNED by	)
XU, Qing, Director,	)
duly authorised for and on behalf of	)
TOP MORAL SHIPPING LIMITED	)
(德潤船務有限公司)	)
in the presence of:	)

Signature of witness: ____________________
Name: TING WEI TING
Title: Paralegal

Address: Unit C, 16/F, Chinaweal Centre
414-424 Jaffe Road
Wanchai, Hong Kong
Email: alex@tsl-group.com / carol@tsl-group.com / zoey@tsl-group.com
Attn: Mr. XU, Qing (Alex) / Ms. DING (Carol) / Ms. ZHANG (Zoey)

The Corporate Guarantor

EXECUTED and)
DELIVERED as a DEED)
for and on behalf of)
TOPSHEEN SHIPPING SINGAPORE)
PTE. LTD.)
by:)

Director
Name: ZHANG, Dong

~~Director / Secretary /~~ Witness*
Name: Xu Qing

*Delete accordingly

Address:	60 Paya Lebar Road #06-17 Paya Lebar Square Singapore 409051
Email:	alex@tsl-group.com / carol@tsl-group.com / zoey@tsl-group.com
Attn:	Mr. XU, Qing (Alex) / Ms. DING (Carol) / Ms. ZHANG (Zoey)

The Lender

SIGNED for and on behalf of)
CHAILEASE INTERNATIONAL)
FINANCIAL SERVICES (SINGAPORE))
PTE. LTD.)
by Liu Ming Chang)
its Attorney-in-Fact)
in the presence of:) ______________________

Signature of witness: 蔡荣文
Name: Tsai Rung-Wen
Title: Project Manager

Address: c/o 8/F, No. 362, Ruiguang Road
Neihu District
Taipei, Taiwan 11492
Email: RubyChen@chailease.com.tw /
StevenKuo@chailease.com.tw /
StanleyHsiao@chailease.com.tw /
KaiShih@chailease.com.tw
Attn: Ms. Ruby Chen / Mr. Steven Kuo / Mr. Stanley Hsiao / Mr. Kai Shih